Exhibit 10.13

OFFICE LEASE

This Office Lease (this “Lease”), dated as of the date set forth in Section 1.1, is made by and between CA-BAYHILL 4-7 LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and RESPONSYS, INC., a Delaware corporation (“Tenant”). The following exhibits are incorporated herein and made a part hereof: Exhibit A (Outline of Premises, including Deferred Space 1 and Deferred Space 2)); Exhibit B (Work Letter); Exhibit C (Form of Confirmation Letter); Exhibit D (Rules and Regulations); Exhibit E (Judicial Reference); Exhibit F (Additional Provisions); Exhibit G (Asbestos Notification); Exhibit H (Intentionally Omitted); Exhibit I (janitorial specifications); Exhibit J (Approved Space Plans), and Exhibit K (Location of Tenant’s Signage).

1     BASIC LEASE INFORMATION

1.1 Date:	November 18, 2011

1.2 Premises.

1.2.1 “Building”:	1100 Grundy Lane, San Bruno, California, commonly known as Bayhill 6.

1.2.2 “Premises”:	The Premises shall consist of the following as of the dates set forth below.

As of the Commencement Date: Subject to Section 2.1.1, a total of 44,832 rentable square feet of space consisting of (i) 13,365 rentable square feet of space located on the first (1st) floor of the Building and commonly known as Suite 100 (the “Suite 100 Premises”), (ii) 13,897 rentable square feet of space located on the first (1st) floor of the Building and commonly known as Suite 110 (the “Suite 110 Premises”), and (iii) 17,570 rentable square feet of space located on the third (3rd) floor of the Building and commonly known as Suite 350 (the “Suite 350 Premises”), the outline and location of the Premises is set forth in Exhibit A.

As of the Deferred Space 1 Commencement Date (defined in Section 2.1 of Exhibit F): Subject to Section 2.1.1, a total of 56,456 rentable square feet of space consisting of (i) the Suite 100 Premises, (ii) the Suite 110 Premises, (iii) the Suite 350 Premises, and (iv) 11,624 rentable square feet of space located on the third (3rd) floor of the Building and commonly known as Suite 300 (the “Deferred Space 1”), the outline and location of the Deferred Space 1 is set forth in Exhibit A-1.

As of the Deferred Space 2 Commencement Date (defined in Section 3.1 of Exhibit F): Subject to Section 2.1.1, a total of 58,388 rentable square feet of space consisting of (i) 29,194 rentable square feet of space consisting of the entire second (2nd) floor of the Building and commonly known as Suite 200 (the “Deferred Space 2”), (ii) the Deferred Space 1, and (iii) the Suite 350 Premises, the outline and location of the Deferred Space 2 is set forth in Exhibit A-1.

If the Premises includes any floor in its entirety, all corridors and restroom facilities located on such floor shall be considered part of the Premises.

1.2.3 “Property”:

The Building, the parcel(s) of land upon which it is located, and, at Landlord’s discretion, any parking facilities and other improvements serving the Building and the parcel(s) of land upon which such parking facilities and other improvements are located.

1.2.4 “Project”:

The Property or, at Landlord’s discretion, any project containing the Property and any other land, buildings or other improvements. As of the date hereof the Project consists of the Building together with the following additional buildings: 999 Bayhill Drive, 1111 Bayhill Drive, 1001 Bayhill Drive, and 950 Elm, San Bruno, California.

1.3 Term

1.3.1 Term:	The term of this Lease (the “Term”) shall commence on the Commencement Date and end on the Expiration Date (or any earlier date on which this Lease is terminated as provided herein).

1.3.2 “Commencement Date”:

June 1, 2012; provided, however, that if Landlord fails to deliver (a) the Suite 110 Premises and the Suite 350 Premises in the condition required under this Lease prior to January 1, 2012, and/or (ii) the Suite 100 Premises in the condition required under this Lease, on or before April 15, 2012, then the Commencement Date shall be delayed until the later of (x) 120 days following the date on which Landlord delivers possession of the Suite 110 Premises and Suite 350 Premises to Tenant in the condition required under this Lease, or (y) 45 days following the date on which Landlord delivers possession of the Suite 100 Premises to Tenant in the condition required under this Lease.

1.3.3 “Expiration Date”:

The last day of the seventy-second (72nd) full calendar month commencing on or after the Commencement Date, to be adjusted to be the last day of the Extension Term if Tenant elects to extend the Term pursuant to Section 6 of Exhibit F.

1.3.4 “Extension Option”:	Tenant shall have the right to extend the Term for one (1) additional period of five (5) years, as provided in Section 6 of Exhibit F, attached hereto.

1.4 “Base Rent”:

Period During Term*	Annual Base Rent Per Rentable Square Foot	Monthly Base Rent Per Rentable Square Foot (rounded to the nearest 100th of a dollar)	Monthly Installment of Base Rent

Commencement Date through the day preceding the Deferred Space 1 Commencement Date**	$26.88	$2.24	$100,423.68

Deferred Space 1 Commencement Date through the day preceding Deferred Space 2 Commencement Date	$26.88	$2.24	$126,461.44

Deferred Space 2 Commencement Date through twelve (12) full calendar months of Term	$26.88	$2.24	$130,789.12

Thirteen (13) through twenty-four (24) full calendar months of Term	$27.72	$2.31	$134,876.28

Twenty-five (25) through thirty-six (36) full calendar months of Term	$28.44	$2.37	$138,379.56

Thirty-seven (37) through forty-eight (48) full calendar months of Term	$29.40	$2.45	$143,050.60

Forty-nine (49) through sixty (60) full calendar months of Term	$30.24	$2.52	$147,137.76

Sixty-one (61) through seventy-two (72) full calendar months of Term	$31.08	$2.59	$151,224.92

*  The foregoing schedule is based upon both the Deferred Space 1 Commencement Date and the Deferred Space 2 Commencement Date occurring prior to the end of the twelfth (12th) full calendar month of Term. In the event either one or both of the Deferred Space 1 Commencement Date and/or the Deferred Space 2 Commencement Date occurs after the twelfth (12th) full calendar month of Term, then the foregoing Base Rent schedule shall be updated, based on the actual square footage of the Premises, as set forth in Section 1.2.2, above, and the applicable Monthly Base Rent Per Rentable Square Foot set forth in the Base Rent schedule.

**  Notwithstanding the foregoing, so long as no Default (defined in Section 19.1) exists, Tenant shall be entitled to an abatement of Base Rent, in the amount of $100,423.68 per month, for the first two (2) full calendar months of the Term.

1.5 “Base Year” for Expenses:
Calendar year 2013.
“Base Year” for Taxes:

Calendar year 2013.

1.6 “Tenant’s Share”:	As of the Commencement Date: 44.33% (based upon a total of 101,123 rentable square feet in the Building), subject to Section 2.1.1.

As of the Deferred Space 1 Commencement Date: 55.83% (based upon a total of 101,123 rentable square feet in the Building), subject to Section 2.1.1.

As of the Deferred Space 2 Commencement Date: 57.74% (based upon a total of 101,123 rentable square feet in the Building), subject to Section 2.1.1.

1.7 “Permitted Use”:

General office and administrative use consistent with a first-class office building; provided that in no event shall the Premises, or any portion of the Premises, be used to operate as a payroll processing and servicing company for third parties.

1.8. “Security Deposit”:	$137,000.00, as more particularly described in Section 21.

Prepaid Base Rent:	$100,423.68, as more particularly described in Section 3.

1.9 Parking:

Three and 3/10 (3.3) unreserved parking spaces per 1,000 rentable square feet of space in the Premises from time to time during the Term, at no charge. Parking is on an unassigned, first-come, first-serve basis.

1.10 Address of Tenant:	Before the Commencement Date:

900 Cherry Avenue, 5th Floor San Bruno, CA 94066 Attn: General Counsel

From and after the Commencement Date: the Premises.

1.11 Address of Landlord:	CA-Bayhill 4-7 Limited Partnership Equity Office 2655 Campus Drive, Suite 100 San Mateo, California 94403 Attn: Building manager with copies to:

Equity Office 2655 Campus Drive, Suite 100 San Mateo, California 94403 Attn: Managing Counsel

and

Equity Office Two North Riverside Plaza Suite 2100 Chicago, IL 60606 Attn: Lease Administration

1.12 Broker(s):	Cassidy Turley / BT Commercial (“Tenant’s Broker”), representing Tenant, and CB Richard Ellis (“Landlord’s Broker”), representing Landlord.

1.13 Building HVAC Hours and Holidays:

“Building HVAC Hours” mean 7:00 a.m. to 7:00 p.m., Monday through Friday, excluding the day of observation of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and, at Landlord’s discretion, any other locally or nationally recognized holiday that is observed by other buildings comparable to and in the vicinity of the Building (collectively, “Holidays”).

1.14 “Transfer Radius”:	None.

1.15 “Tenant Improvements”:	Defined in Exhibit B.

2     PREMISES AND COMMON AREAS.

2.1     The Premises.

2.1.1     Subject to the terms hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. Landlord and Tenant acknowledge that the rentable square footage of the Premises is as set forth in Section 1.2.2 and the rentable square footage of the Building is as set forth in Section 1.6; provided, however, that Landlord may from time to time re-measure the Premises and/or the Building in accordance with any generally accepted measurement standards selected by Landlord and adjust Tenant’s Share based on such re-measurement so long as all other tenants in the building are subject to the same measurement standard and consistent adjustments to their respective tenants’ shares; and provided further, however, that any such re-measurement shall not affect the amount of Base Rent payable for, or the amount of any tenant allowance applicable to, the initial Term. Landlord shall deliver possession of the Suite 110 Premises and the Suite 350 Premises to Tenant as soon as reasonably practicable following the execution and delivery of this Lease, taking into account the fact that Landlord must complete the “Landlord Work” applicable to the Suite 110 Premises and the Suite 350 Premises pursuant to Section 3 of the Work Letter prior to delivering the same to Tenant. Thereafter, Landlord shall deliver possession of (i) the Suite 100 Premises to Tenant on or before April 15, 2012, (ii) the Deferred Space 1 to Tenant pursuant to Section 2 of Exhibit F, and (iii) the Deferred Space 2 to Tenant pursuant to Section 3 of Exhibit F. If Landlord fails to deliver the Suite 100 Premises to Tenant on or before April 15, 2012, then in addition to the delay in the occurrence of the Commencement Date as set forth in Section 1.3.2, above, Tenant shall be entitled to a credit against

Monthly Rent with respect to the Suite 100 Premises following the Commencement Date, equal to one (1) day for each one (1) day that occurs after April 15, 2012 and before the date upon which Landlord delivers the Suite 100 Premises to Tenant. At any time Landlord may deliver to Tenant a notice substantially in the form of Exhibit C, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by notice to Landlord, reasonably object to) such notice within five (5) days after receiving it, and if Tenant fails to do so, Tenant shall be deemed to have executed and returned it without exception.

2.1.2     Except as expressly provided herein and in the Work Letter, and subject to Landlord’s ongoing maintenance and repair obligations under this Lease, the Premises is accepted by Tenant in its condition and configuration existing on the date hereof (or in such other condition and configuration as any existing tenant of the Premises may cause to exist in accordance with its lease), without any obligation of Landlord to perform or pay for any alterations to the Premises, and without any representation or warranty regarding the condition of the Premises, the Building or the Project or their suitability for Tenant’s business. Landlord shall deliver the Premises to Tenant with the Initial Landlord Work (defined in Exhibit B) complete (as to those portions of the Premises delivered from time to time), and Landlord covenants, that, as of the date each portion of the Premises is delivered to Tenant, the Base Building systems serving such portion of the Premises shall be in good working condition and repair.

2.1.3     The Delivery of each portion of the Premises to Tenant shall be solely for the purpose of Tenant constructing the Tenant Improvements therein pursuant to the terms of Exhibit B, attached hereto, and for the purpose of Tenant installing its furniture, equipment and fixtures (including Tenant’s data and telephone equipment) in the Premises. In no event shall Tenant have the right to conduct business from the Premises, or any portion thereof, prior to the Commencement Date.

2.2     Common Areas. Tenant may use, in common with Landlord and other parties and subject to the Rules and Regulations (defined in Exhibit D), any portions of the Property that are designated from time to time by Landlord for such use (the “Common Areas”).

3     RENT. Tenant shall pay all Base Rent and Additional Rent (defined below) (collectively, “Rent”) to Landlord or Landlord’s agent, without prior notice or demand or any setoff or deduction, at the place Landlord may designate from time to time. As used herein, “Additional Rent” means all amounts, other than Base Rent, that Tenant is required to pay Landlord hereunder. Monthly payments of Base Rent and monthly payments of Additional Rent for Expenses (defined in Section 4.2.2), and Taxes (defined in Section 4.2.3) (collectively, “Monthly Rent”) shall be paid in advance on or before the first day of each calendar month during the Term; provided, however, that the installment of Base Rent for the third (3rd) full calendar month of the Term, for which Prepaid Base Rent is payable hereunder shall be paid upon Tenant’s execution and delivery hereof and credited by Landlord to the third (3rd) full calendar month of the Term. Except as otherwise provided herein, all other items of Additional Rent shall be paid within 30 days after Landlord’s request for payment. Rent for any partial calendar month shall be prorated based on the actual number of days in such month. Without limiting Landlord’s other rights or remedies, (a) if any installment of Rent is not received by Landlord or its designee within five (5) business days after its due date, Tenant shall pay Landlord a late charge equal to 5% of the overdue amount; and (b) any Rent that is not paid within 10 days after its due date shall bear interest, from its due date until paid, at the lesser of 12% per annum or the highest rate permitted by Law (defined in Section 5). Tenant’s covenant to pay Rent is independent of every other covenant herein. Notwithstanding the foregoing, Landlord agrees not to assess any late charge on the first (1st) late payment of Rent by Tenant in any Expense Year during the Term unless Tenant fails to make such payment to Landlord within five (5) days after receipt of Landlord’s written notice that such payment was not received when due.

4     EXPENSES AND TAXES.

4.1     General Terms. In addition to Base Rent, Tenant shall pay, in accordance with Section 4.4, for each Expense Year (defined in Section 4.2.1), an amount equal to the sum of (a) Tenant’s Share of any amount (the “Expense Excess”) by which Expenses for such Expense Year exceed Expenses for the Base Year, plus (b) Tenant’s Share of any amount (the “Tax Excess”) by which Taxes for such Expense Year exceed Taxes for the Base Year. No decrease in Expenses or Taxes for any Expense Year below the corresponding amount for the Base Year shall entitle Tenant to any decrease in Base Rent or any credit against amounts due hereunder. Tenant’s Share of the Expense Excess and Tenant’s Share of the Tax Excess for any partial Expense Year shall be prorated based on the number of days in such Expense Year.

4.2     Definitions. As used herein, the following terms have the following meanings:

4.2.1     “Expense Year” means each calendar year (other than the Base Year and any preceding calendar year) in which any portion of the Term occurs.

4.2.2     “Expenses” means all expenses, costs and amounts that Landlord pays or accrues during the Base Year or any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Property. Landlord shall act in a reasonable manner in incurring Expenses. Expenses shall include (i) the cost of supplying all utilities (not separately metered or sub-metered to an individual tenant), the cost of operating, repairing, maintaining the utility, telephone, mechanical, sanitary, storm-drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, the cost of contesting any Laws that may affect Expenses, and the costs of complying with any governmentally-mandated transportation-management or similar program; (iii) subject to the terms of Section 10.5 of this Lease, below, the cost of all insurance premiums and deductibles; (iv) the cost of landscaping and relamping; (v) the cost of Parking Facility operation, repair, restoration, and maintenance; (vi) a management fee in the amount (which is hereby acknowledged to be reasonable) of 3% of gross annual receipts from the Building (excluding the management fee), together with actual, out-of-pocket fees and costs, including consulting fees, legal fees and accounting fees, of all contractors and consultants incurred in connection with the management, operation, maintenance and repair of the Property; (vii) payments under any equipment-rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation, expenses and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Property up to, but not senior, to the position of general manager, and costs of training, uniforms, and employee enrichment for such persons; (ix) the costs of operation, repair, maintenance and non-capital replacement of all systems and equipment (and components thereof) of the Property; (x) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs; (xi) rental or acquisition costs of supplies, tools, equipment, materials and personal property used in the maintenance, operation and repair of the Property; (xii) the cost of capital improvements or any other items that are (A) intended to effect economies in the operation or maintenance of the Property, reduce current or future Expenses, enhance the safety or security of the Property or its occupants, or enhance the environmental sustainability of the Property’s operations, (B) replacements or modifications of the nonstructural portions of the Base Building (defined in Section 7) or Common Areas that are required to keep the Base Building or Common Areas in good condition, or (C) required under any Law, except for capital expenditures to remedy a condition existing prior to the Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Commencement Date; provided, however, that any capital expenditure included in Expenses shall be amortized (including interest, at the prevailing interest rate charged by Landlord within the Project for the amortization of capital improvements, on the unamortized cost) over its reasonable useful life as reasonably determined by Landlord in accordance with sound real estate management and accounting principles; and (xiii) payments under any existing or future reciprocal easement agreement, transportation management agreement, cost-sharing agreement or other covenant, condition, restriction or similar instrument affecting the Property.

Notwithstanding anything to the contrary in this Lease, Expenses shall not include, and Tenant shall have no obligation to pay or reimburse Landlord for any of the following: (a) capital expenditures not described in clauses (xi) or (xii) above (in addition, any capital expenditure shall be included in Expenses only if paid or accrued after the Base Year and shall be amortized (including actual or imputed interest on the amortized cost) over such period of time as Landlord shall reasonably determine in accordance with sound real estate management and accounting principles); (b) depreciation; (c) expense reserves or amortization (except as expressly permitted under clause (xii) above; (c) ground rent payments and any and all principal and interest payments of mortgage or any other non-operating debts of Landlord; (d) costs of repairs to the extent Landlord is reimbursed by insurance or condemnation proceeds, warranty, service contracts and/or any other tenant or third party (other than by such parties’ payment of their share of expenses under their respective leases), provided that Landlord shall use commercially reasonable efforts to obtain such reimbursements; (e) any and all costs of leasing space in the Building, including brokerage commissions, lease concessions, legal fees, rental abatements and construction allowances granted to specific tenants and construction, improvement and decorating costs in preparing space for initial occupancy by a specific tenant as well as all costs incurred in connection with arising out of any disputes with and/or enforcing the leases of, any other tenant of the Building or Project; (f) costs of selling, financing or refinancing the Building; (g) fines, penalties or interest resulting from late payment of Taxes or Expenses; (h) organizational expenses of creating or operating the entity that constitutes Landlord; (i) damages paid to Tenant hereunder or to other tenants of the Building under their respective leases; (j) costs to correct original construction defects, (k) expenses payable directly by Tenant or any other tenant in the Building or Project for any reason (such as for excessive utility use) in connection with services or benefits not provided consistently to all occupants of the Project; (l) advertising or promotional expenses; (m) any amount paid by Landlord or to the parent organization or a subsidiary or affiliate of the Landlord for supplies and/or services in the Project to the extent the same exceeds the costs of such supplies and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis; (n) costs incurred to comply with applicable Law with respect to hazardous materials, as defined by applicable Law (“Hazardous Material”), which was in existence in the Building or on the Project prior to the date of this Lease, and was of such a nature that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal, remediation or other action with respect to such Hazardous Material; and costs incurred with respect to Hazardous Material, which Hazardous Material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project or by anyone other than Tenant and is of such a nature, at that time, that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal, remediation or other action with respect to such Hazardous Material; (o) the costs of acquiring sculptures, paintings, wall hangings, or other objects of art; (p) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (q) payments (such as salaries and fees) to Landlord’s executive personnel above the grade of general manager; (r) except for management fees permitted under clause (vi) above, and except as otherwise expressly allowed under the terms of this Lease, any additional management fees or administrative fees or other markup on Expenses; (s) the costs of repairs and/or alterations necessitated by the gross negligence or willful misconduct of Landlord or its agents, employees, or contractors, and the cost of repairs and/or alterations necessitated by the negligence or willful misconduct of any other tenant (other than Tenant) or occupant of the Building or any of their respective agents, employees, contractors, invitees, or licensees; and (t) any cost for overtime or other expenses incurred by Landlord in curing defaults under any tenant’s lease.

If Landlord does not carry earthquake or terrorism insurance for the Building during the Base Year but subsequently obtains earthquake or terrorism insurance for the Building during the Term, then from and after the date upon which Landlord obtains such earthquake insurance and continuing throughout the period during which Landlord maintains such insurance, Expenses for the Base Year shall be deemed to be increased by the amount of the premium Landlord would have incurred had Landlord maintained such insurance for the same period of time during the Base Year as such insurance is maintained by Landlord during such subsequent Expense Year. If, during any portion of the Base Year or any Expense Year, the Building is not 100% occupied (or a service provided by Landlord to tenants of the Building generally is not provided by Landlord to a tenant that provides such service itself, or any tenant of the Building is entitled to free rent, rent abatement or the like), Expenses for such year shall be determined as if the Building had been 100% occupied (and all services provided by Landlord to tenants of the Building generally had been provided by Landlord to all tenants, and no tenant of the Building had been entitled to free rent, rent abatement or the like) during such portion of such year. If insurance, security or utility costs for any Expense Year are less than insurance, security or utility costs, respectively, for the Base Year, then, for purposes of determining Expenses for such Expense Year, such costs for such Expense Year shall be deemed to be increased so as to be equal to such corresponding costs for the Base Year. Notwithstanding any contrary provision hereof, Expenses for the Base Year shall exclude (a) any market-wide cost increases resulting from extraordinary circumstances, including Force Majeure (defined in Section 25.2), boycotts, strikes, conservation surcharges, embargoes or shortages, and (b) at Landlord’s option, the cost of any repair or replacement that Landlord reasonably expects will not recur on an annual or more frequent basis.

4.2.3     “Taxes” means all federal, state, county or local governmental or municipal taxes, fees, charges, assessments, levies, licenses or other impositions, whether general, special, ordinary or extraordinary, that are paid or accrued during the Base Year or any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing or operation of the Property. Taxes shall include (a) real estate taxes; (b) general and special assessments; (c) transit taxes; (d) leasehold taxes; (e) personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems, appurtenances, furniture and other personal property used in connection with the Property; (f) any tax on the rent, right to rent or other income from any portion of the Property or as against the business of leasing any portion of the Property; (g) any assessment, tax, fee, levy or charge imposed by any governmental agency, or by any non-governmental entity pursuant to any private cost-sharing agreement, in order to fund the provision or enhancement of any fire-protection, street-, sidewalk- or road-maintenance, refuse-removal or other service that is (or, before the enactment of Proposition 13, was) normally provided by governmental agencies to property owners or occupants without charge (other than through real property taxes); and (h) any assessment, tax, fee, levy or charge allocable or measured by the area of the Premises or by the Rent payable hereunder, including any business, gross income, gross receipts, sales or excise tax with respect to the receipt of such Rent. Any costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Taxes shall be included in Taxes for the year in which they are incurred. Notwithstanding any contrary provision hereof, Taxes shall be determined without regard to any “green building” credit and shall exclude (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Property), (ii) any Expenses, and (iii) any items required to be paid by Tenant under Section 4.5.

4.3     Allocation. Landlord, in its reasonable discretion, may equitably allocate certain Expenses for Common Area maintenance of the entire Project or other expenses applicable to the entire Project among office, retail or other portions or occupants of the Property; provided, however, that Expenses relating solely to the Building shall only be allocated among tenants of the Building, and expenses relating solely to other buildings in the Project shall not be allocated to Expenses hereunder. If Landlord incurs Expenses or Taxes for the Property together with another property, Landlord, in its reasonable discretion, shall equitably allocate such shared amounts between the Property and such other property. Landlord shall disclose any such allocations and the bases therefore on each Statement delivered pursuant to Section 4.4 below.

4.4     Calculation and Payment of Expense Excess and Tax Excess.

4.4.1     Statement of Actual Expenses and Taxes; Payment by Tenant.  Landlord shall endeavor to give to Tenant on or before June 1 of each year during the Term, after the end of the Base Year and each Expense Year, a statement (the “Statement”) setting forth the actual Expenses, Taxes, Expense Excess and Tax Excess for such Expense Year. If the amount paid by Tenant for such Expense Year pursuant to Section 4.4.2 is less or more than the sum of Tenant’s Share of the actual Expense Excess plus Tenant’s Share of the actual Tax Excess (as such amounts are set forth in such Statement), Tenant shall, within thirty (30) days of receipt of such Statement, pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after delivery of such Statement. Any failure of Landlord to timely deliver the Statement for any Expense Year shall not diminish either party’s rights under this Section 4.

4.4.2     Statement of Estimated Expenses and Taxes.  Landlord shall endeavor to give to Tenant, for each Expense Year, a statement (the “Estimate Statement”) setting forth Landlord’s reasonable estimates of the Expenses, Taxes, Expense Excess (the “Estimated Expense Excess”) and Tax Excess (the “Estimated Tax Excess”) for such Expense Year. Upon receiving an Estimate Statement, Tenant shall pay, within thirty (30) days of receipt, an amount equal to the excess of (a) the amount obtained by multiplying (i) the sum of Tenant’s Share of the Estimated Expense Excess plus Tenant’s Share of the Estimated Tax Excess (as such amounts are set forth in such Estimate Statement), by (ii) a fraction, the numerator of which is the number of months that have elapsed in the applicable Expense Year (including the month of such payment) and the denominator of which is 12, over (b) any amount previously paid by Tenant for such Expense Year pursuant to this Section 4.4.2. Until Landlord delivers a new Estimate Statement (which Landlord may do at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the sum of Tenant’s Share of the Estimated Expense Excess plus Tenant’s Share of the Estimated Tax Excess, as such amounts are set forth in the previous Estimate Statement. Any failure of Landlord to timely deliver any Estimate Statement shall not diminish Landlord’s rights to receive payments and revise any previous Estimate Statement under this Section 4.

4.4.3     Retroactive Adjustment of Taxes.  Notwithstanding any contrary provision hereof, if, after Landlord’s delivery of any Statement, an increase or decrease in Taxes occurs for the applicable Expense Year or for the Base Year (whether by reason of reassessment, error, or otherwise), Taxes for such Expense Year or the Base Year, as the case may be, and the Tax Excess for such Expense Year shall be retroactively adjusted. If, as a result of such adjustment, it is determined that Tenant has under- or overpaid Tenant’s Share of such Tax Excess, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent then or next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after such adjustment is made.

4.5     Charges for Which Tenant Is Directly Responsible.  Tenant shall pay, prior to delinquency, any taxes levied against Tenant’s equipment, furniture, fixtures and other personal property located in or about the Premises. If any such taxes are levied against Landlord or its property (or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or other personal property of Tenant), Landlord may pay such taxes (or such increased assessment) regardless of their (or its) validity, in which event Tenant, within 30 days upon demand (including copies of any tax invoice demonstrating the tax increases resulting from Tenant’s alterations or equipment, furniture, fixtures or other personal property), shall repay to Landlord the amount so paid. If the Leasehold Improvements (defined in Section 7.1) are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, the Taxes levied against Landlord or the Property by reason of such excess assessed valuation shall be deemed taxes levied against Tenant’s personal property for purposes of this Section 4.5. Notwithstanding any contrary provision hereof, Tenant shall pay, 10 days before delinquency, (i) any rent tax, sales tax, service tax, transfer tax or value added tax, or any other tax respecting the rent or services described herein or otherwise respecting this transaction or this Lease; and (ii) any taxes assessed upon the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of any portion of the Property.

4.6     Books and Records.  Landlord shall maintain books and records of all Expenses and Taxes paid by Landlord and subject to reimbursement by Tenant hereunder in accordance with sound real estate management and accounting principles. Within one hundred eighty (180) days after receiving any

Statement (the “Review Notice Period”), Tenant may give Landlord notice (“Review Notice”) stating that Tenant elects to review Landlord’s calculation of the Expense Excess and/or Tax Excess for the Expense Year to which such Statement applies and identifying with reasonable specificity the records of Landlord reasonably relating to such matters that Tenant desires to review. Within a reasonable time after receiving a timely Review Notice (and, at Landlord’s option, an executed confidentiality agreement as described below), Landlord shall deliver to Tenant, or make available for inspection at a location reasonably designated by Landlord, copies of such records. Within 60 days after such records are made available to Tenant (the “Objection Period”), Tenant may deliver to Landlord notice (an “Objection Notice”) stating with reasonable specificity any objections to the Statement, in which event Landlord and Tenant shall work together in good faith to resolve Tenant’s objections. Tenant may not deliver more than one Review Notice or more than one Objection Notice with respect to any Expense Year. If Tenant fails to give Landlord a Review Notice before the expiration of the Review Notice Period or fails to give Landlord an Objection Notice before the expiration of the Objection Period, Tenant shall be deemed to have approved the Statement. Notwithstanding any contrary provision hereof, Landlord shall deliver or make available to Tenant records relating to the Base Year in connection with the first review for an Expense Year performed by Tenant pursuant to this Section 4.6, and Tenant may elect to exercise its audit rights under this Section 4.6 of the Expenses and Taxes for the Base Year in connection with such initial review; provided, however, thereafter Landlord shall have no obligation to deliver or make available to Tenant records relating to the Base Year in connection with any subsequent review performed by Tenant pursuant to this Section 4.6. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the State of California and its fees shall not be contingent, in whole or in part, upon the outcome of the review. Tenant shall be responsible for all costs of such review. The records and any related information obtained from Landlord shall be treated as confidential, and as applicable only to the Premises, by Tenant, its auditors, consultants, and any other parties reviewing the same on behalf of Tenant (collectively, “Tenant’s Auditors”). Before making any records available for review, Landlord may require Tenant and Tenant’s Auditors to execute a reasonable confidentiality agreement, in which event Tenant shall cause the same to be executed and delivered to Landlord within 30 days after receiving it from Landlord, and if Tenant fails to do so, the Objection Period shall be reduced by one day for each day by which such execution and delivery follows the expiration of such 30-day period. Notwithstanding any contrary provision hereof, Tenant may not examine Landlord’s records or dispute any Statement if any Rent remains unpaid beyond any applicable notice and cure period set forth in this Lease. If, for any Expense Year, Landlord and Tenant determine that the sum of Tenant’s Share of the actual Expense Excess plus Tenant’s Share of the actual Tax Excess is less or more than the amount reported, Tenant shall receive a credit in the amount of its overpayment against Rent then or next due hereunder, or pay Landlord the amount of its underpayment with the Rent next due hereunder; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of its overpayment (less any Rent due), or Tenant shall pay Landlord the amount of its underpayment, within 30 days after such determination. If, for any Expense Year, Landlord and Tenant determine that the sum of the amounts charged by Landlord to Tenant hereunder for Tenant’s Share of the Expense Excess plus Tenant’s Share of the Tax Excess is more than one hundred five percent (105%) of the amounts actually due and payable by Tenant hereunder, then Landlord shall reimburse Tenant for the reasonable actual out-of-pocket cost of Tenant’s Auditor (but not for more than one (1) Tenant Auditor).

5     USE; COMPLIANCE WITH LAWS.  Tenant shall not (a) use the Premises for any purpose other than the Permitted Use, or (b) do anything in or about the Premises that violates any of the Rules and Regulations, damages the reputation of the Project, interferes with, injures or annoys other occupants of the Building, or constitutes a nuisance. Tenant, at its expense, shall comply with all Laws relating to (i) the operation of its business at the Project, (ii) Tenant’s use and occupancy of the Premises and all improvements and/or Alterations performed by or on behalf of Tenant, or (iii) the Building systems and located in or exclusively serving the Premises (but not including the Building systems located in the core area of the Building. If, in order to comply with any such Law, Tenant must obtain or deliver any permit, certificate or other document evidencing such compliance, Tenant shall provide a copy of such document to Landlord promptly after obtaining or delivering it. If a change to any Common Area, the Building structure, or any Building system located outside of and not exclusively serving the Premises becomes required under Law (or if any such requirement is enforced) as a result of any Tenant-Insured Improvement (defined in Section 10.2.2), the installation of any trade fixture, or any use of the Premises other than general office use, Tenant, upon demand, shall pay Landlord the cost of making such change, including a Landlord coordination fee equal to 5% of the cost of such change. As used herein, “Law” means any existing or future law, code, ordinance, regulation or requirement of any governmental authority having jurisdiction over the Project or the parties. Landlord shall comply with all applicable Laws relating to the Base Building (defined in Section 7), provided that compliance with such applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, or would otherwise materially and adversely affect Tenant’s use of or access to the Premises. Landlord shall be permitted to include in Expenses any costs or expenses incurred by Landlord under this Article 5 to the extent not prohibited by the terms of Section 4.2.2 above.

6     SERVICES.

6.1     Standard Services.    Landlord shall provide the following services on all days (unless otherwise stated below): (a) subject to limitations imposed by Law, customary heating, ventilation and air conditioning (“HVAC”) in season during Building HVAC Hours (provided, however, that the foregoing shall not restrict the hours of operation of any supplemental HVAC installed by Tenant in or exclusively serving the Premises); (b) electricity supplied by the applicable public utility, stubbed to the Premises; (c) water supplied by the applicable public utility (i) for use in lavatories and any drinking facilities located in Common Areas within the Building, and (ii) stubbed to the Building core for use in any plumbing fixtures located in the Premises; (d) janitorial services to the Premises, except on weekends and Holidays, in accordance with the janitorial specifications set forth in Exhibit I; (e) elevator service (subject to scheduling by Landlord for any freight service), and (f) subject to applicable laws and the other provisions of this Lease, and except in the event of an emergency, access to the Building, the Premises and the common areas of the Building, other than common areas requiring access with a Building engineer, twenty-four (24) hours per day, seven (7) days per week, every day of the year; provided, however, that Tenant shall only be permitted to have access to and use of the freight elevator, loading dock, mailroom and other limited-access areas of the Building during the normal operating hours of such portions of the Building. As used in this Lease, “emergency” means any circumstance which, if not immediately addressed, will cause immanent and substantial property damage and/or personal injury or death.

6.2     Above-Standard Use.  Landlord shall provide HVAC service outside Building HVAC Hours if Tenant gives Landlord such prior notice and pays Landlord such hourly cost per zone as Landlord may reasonably require. Landlord’s current cost for after-hours Base Building HVAC is $55.00 per zone per hour; provided, however, that Landlord agrees and acknowledges that Tenant shall not be required to pay after-hours costs for any supplemental HVAC installed by Tenant in or exclusively serving the Premises, the installation, maintenance and operation of which is Tenant’s sole responsibility and expense. Tenant shall not, without Landlord’s prior consent, use equipment that may affect the temperature maintained by the Base Building air conditioning system or consume above-Building-standard amounts of any water furnished for the Premises by Landlord pursuant to Section 6.1. If Tenant’s consumption of electricity or water exceeds the rate Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord, upon billing, the cost of such excess consumption, including any costs of installing, operating and maintaining any equipment that is installed in order to supply or measure such excess electricity or water; provided, however, Tenant may install devices to separately meter (or sub-meter) electrical use all or a portion of the Premises, and in such event (or if a portion of the Premises is separately metered (or sub-metered) as of the date of this Lease) Tenant shall pay the electrical cost directly to Landlord based on such meter (or sub-meter) readings, on demand, at the rates charged by the public utility company furnishing the electrical service, and Tenant’s Share of Expenses shall be reduced by the applicable amount paid by Tenant directly to Landlord. For purposes of the preceding sentence, any consumption of electricity in a computer server room shall be deemed to exceed the standard rate for the Building. The connected electrical load of Tenant’s incidental-use equipment shall not exceed the Building-standard electrical design load of two and one-half (2.5) watts per square foot on a connected load basis, and Tenant’s electrical usage shall not exceed the capacity of the feeders to the Project or the risers or wiring installation unless Tenant, at its sole cost and expense, provides all necessary upgrades to the electrical panel and all other Building systems serving the Premises.

6.3     Interruption.  Any failure to furnish, delay in furnishing, or diminution in the quality or quantity of any service resulting from any application of Law, failure of equipment, performance of maintenance, repairs, improvements or alterations, utility interruption, or event of Force Majeure (each, a “Service Interruption”) shall not render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder, other than as expressly provided in this Section 6.3. Notwithstanding the foregoing, if all or a material portion of the Premises is made untenantable or inaccessible for more than five (5) consecutive business days after notice from Tenant to Landlord by a Service Interruption that Landlord can correct through reasonable efforts, then, as Tenant’s sole remedy, Monthly Rent shall abate for the period beginning on the day immediately following such 5-business-day period and ending on the day such Service Interruption ends, but only in proportion to the percentage of the rentable square footage of the Premises made untenantable or inaccessible.

6.4     Fire Stairs.  Tenant shall have the right, subject to applicable laws, to use the fire stairs connecting the floors of the Premises for the regular travel of employees between such floors. Tenant shall have the right to have such fire stairs, and the door(s) access such fire stairs on each floor of the Premises, monitored and accessed by a security system installed by Tenant pursuant to Article 7 of the Lease, below. Tenant hereby acknowledges that such use of the fire stairs may not currently be allowed by applicable laws.

6.5     Tenant Security System.  Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) in the Premises, subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that in the event Tenant’s Security System ties into the Building security system, Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System is compatible with the

Building security system and the systems and equipment of the Building and to the extent that Tenant’s Security System is not compatible with the Building security system or the Systems and Equipment of the Building, Tenant shall not be entitled to install or operate it. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation and removal of Tenant’s Security System, provided that, notwithstanding the foregoing, Tenant may install any security system it desires that does not require linkage with the Building security system and which does not affect the Building security system and which does not (i) create (a) an adverse effect on the structural integrity of the Building; (b) a non-compliance with applicable governmental regulations or building codes; (c) an adverse effect on the systems and equipment of the Building; (d) an effect on the exterior appearance of the Building; or (e) unreasonable interference with the normal and customary office operations of any other tenant in the Building, or (ii) materially adversely affect Landlord’s ability to operate the Building. Tenant shall provide Landlord with any information reasonably required regarding Tenant’s Security System in the event access to the Premises is necessary in an emergency. At Landlord’s option, upon the expiration or earlier termination of the Lease Term, Landlord may require Tenant to remove Tenant’s Security System and repair all damage to the Building resulting from such removal, at Tenant’s sole cost and expense.

7     REPAIRS AND ALTERATIONS.

7.1     Repairs.    Subject to Section 11, Tenant, at its expense, shall perform all non-structural maintenance and repairs (including replacements) to the interior of the Premises, and keep the Premises in as good condition and repair as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, except for damage by casualty (which shall be governed by the terms of Article 11 of this Lease, below), reasonable wear and tear and repairs that are Landlord’s express responsibility hereunder. Tenant’s maintenance and repair obligations shall include (a) all leasehold improvements in the Premises, whenever and by whomever installed or paid for, including any Tenant Improvements, any Alterations (defined in Section 7.2), and any leasehold improvements installed pursuant to any prior lease, but excluding the Base Building (the “Leasehold Improvements”); (b) all supplemental heating, ventilation and air conditioning units, kitchens (including hot water heaters, dishwashers, garbage disposals, insta-hot dispensers, and plumbing) and similar facilities exclusively serving the Premises, whether located inside or outside of the Premises, and whenever and by whomever installed or paid for; and (c) all Lines (defined in Section 23). Notwithstanding the foregoing, Landlord may, if requested by Tenant, perform such maintenance and repairs on Tenant’s behalf, in which case Tenant shall pay Landlord, upon demand, the actual, documented cost to Landlord for such work plus a coordination fee equal to 5% of such cost. Landlord shall perform all maintenance and repairs to (i) the roof and exterior walls and windows of the Building, (ii) the Base Building, including all Base Building elements of the Premises, and (iii) the Common Areas. As used herein, “Base Building” means the structural portions of the Building (including the foundation and roof), the roof and exterior walls and windows of the Building, and all mechanical (including HVAC), electrical, plumbing and fire/life-safety systems serving the Building in general, excluding additions or upgrades to such Building systems made by Tenant, whether located inside or outside of the Premises. Landlord’s shall perform its maintenance and repair obligations in a manner consistent with the landlords of other first class office buildings in the general vicinity of the Building.

7.2     Alterations.  Tenant may not make any improvement, alteration, addition or change to the Premises or to any mechanical, plumbing or HVAC facilities or other systems serving the Premises (an “Alteration”) without Landlord’s prior consent, which consent shall be requested by Tenant not less than 30 days before commencement of work and shall not be unreasonably withheld by Landlord. Notwithstanding the foregoing, (i) Landlord hereby approves the space plans attached hereto as Exhibit J (the “Approved Space Plans”), and (ii) Landlord’s prior consent shall not be required for any Alteration that is decorative only (e.g., carpet installation or painting) and not visible from outside the Premises, provided that Landlord receives 10 business days’ prior notice. For any Alteration, (a) Tenant, before commencing work, shall deliver to Landlord, and obtain Landlord’s approval of (to the extent Landlord’s approval is required), plans and specifications; (b) Landlord, in its discretion, may require Tenant to obtain security for performance reasonably satisfactory to Landlord; (c) Tenant shall deliver to Landlord “as built” drawings (in CAD format, if requested by Landlord), completion affidavits, full and final lien waivers, and all governmental approvals; and (d) Tenant shall pay Landlord upon demand (i) Landlord’s reasonable out-of-pocket expenses incurred in reviewing the work, and (ii) a coordination fee equal to 5% of the cost of the work; provided, however, that this clause (d) shall not apply to any Tenant Improvements.

7.3     Tenant Work.  Before commencing any repair or Alteration (“Tenant Work”), Tenant shall deliver to Landlord, and obtain Landlord’s approval (not to be unreasonably withheld) of, (a) names of contractors, subcontractors, mechanics, laborers and materialmen; (b) evidence of contractors’ and subcontractors’ insurance; and (c) any required governmental permits. Tenant shall perform all Tenant Work (i) in a good and workmanlike manner using materials of a quality reasonably approved by Landlord; (ii) in compliance with any approved plans and specifications, all Laws, the National Electric Code, and Landlord’s construction rules and regulations; and (iii) in a manner that does not impair the Base Building. If, as a result of any Tenant Work, Landlord becomes required under Law to perform any inspection, give any notice, or cause such Tenant Work to be performed in any particular manner, Tenant shall comply with such requirement and promptly provide Landlord with reasonable documentation of such compliance. Landlord’s approval of Tenant’s plans and specifications shall not relieve Tenant from any obligation under this Section 7.3. In performing any Tenant Work, Tenant shall not use contractors, services, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with any workforce or trades engaged in performing other work or services at the Project.

8     LANDLORD’S PROPERTY.    All Leasehold Improvements shall become Landlord’s property upon installation and without compensation to Tenant. Notwithstanding the foregoing, if any Tenant-Insured Improvements are not, in Landlord’s reasonable judgment, Building-standard, then before the expiration or earlier termination hereof, Tenant shall, at Tenant’s expense, and except as otherwise notified by Landlord, remove such Tenant-Insured Improvements, repair any resulting damage to the Premises or Building, and restore the affected portion of the Premises to its condition existing before the installation of such Tenant-Insured Improvements (or, at Landlord’s election, to a Building-standard tenant-improved condition as reasonably determined by Landlord; provided further, however, that notwithstanding the foregoing, upon request by Tenant at the time of Tenant’s request for Landlord’s consent to any Alteration or improvement, Landlord shall notify Tenant whether the applicable Alteration or improvement will be required to be removed pursuant to the terms of this Section 8. If Tenant fails to timely perform any work required under the preceding sentence, Landlord may perform such work at Tenant’s expense. Notwithstanding anything set forth in this Lease to the contrary, Tenant shall not be obligated to remove the Tenant Improvements constructed by Tenant in the Premises pursuant to the Work Letter to the extent such Tenant Improvements are a natural and logical extension of the Approved Space Plans.

9     LIENS.  Tenant shall keep the Project free from any lien arising out of any work performed, material furnished or obligation incurred by or on behalf of Tenant. Tenant shall remove any such lien within 10 business days after written notice from Landlord, and if Tenant fails to do so, Landlord, without limiting its remedies, may pay the amount necessary to cause such removal, whether or not such lien is valid. The amount so paid, together with reasonable attorneys’ fees and expenses, shall be reimbursed by Tenant upon demand.

10    INDEMNIFICATION; INSURANCE.

10.1   Waiver and Indemnification.    Tenant waives all claims against Landlord, its Security Holders (defined in Section 17), Landlord’s managing agent(s), their (direct or indirect) owners, and the beneficiaries, trustees, officers, directors, employees and agents of each of the foregoing (including Landlord, the “Landlord Parties”) for (i) any damage to person or property (or resulting from the loss of use thereof), except to the extent such damage is caused by the active negligence or willful misconduct of Landlord or any other Landlord Party(ies) or Landlord’s contractor(s), subject, however, to the mutual waiver of subrogation in Section 10.4 below with respect to damage to property, or (ii) any failure to prevent or control any criminal or otherwise wrongful conduct by any third party or to apprehend any third party who has engaged in such conduct. Tenant shall indemnify, defend, protect, and hold the Landlord Parties harmless from any obligation, loss, claim, action, liability, penalty, damage, cost or expense (including reasonable attorneys’ and consultants’ fees and expenses) (each, a “Claim”) that is imposed or asserted by any third party and arises from (a) any cause in the Premises, (b) occupancy of the Premises by, or any negligence or willful misconduct of, Tenant, any party claiming by, through or under Tenant, their (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees, agents, contractors, licensees or invitees, or (c) any breach by Tenant of any representation, covenant or other term contained herein, except to the extent such any Claim arises from the active negligence or willful misconduct of Landlord, any Landlord Party(ies) or Landlord’s contractor(s). Landlord shall indemnify, defend, protect, and hold Tenant, its officers, directors, stockholders, employees and agents harmless from any Claim that is imposed or asserted by any third party and arises from Landlord’s active negligence or willful misconduct, expect to the extent such Claim arises from the negligence or willful misconduct of Tenant.

10.2   Tenant’s Insurance.    Tenant shall maintain the following coverages in the following amounts:

10.2.1   Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with combined primary and excess/umbrella limits of $3,000,000 each occurrence and $4,000,000 annual aggregate.

10.2.2   Property Insurance covering (i) all office furniture, trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property in the Premises installed by, for, or at the expense of Tenant, and (ii) any Leasehold Improvements installed by or for the benefit of Tenant, whether pursuant to this Lease or pursuant to any prior lease or other agreement to which Tenant was a party (“Tenant-Insured Improvements”). Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.2.3   Workers’ Compensation statutory limits and Employers’ Liability limits of $1,000,000.

10.3   Form of Policies.  The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall be issued by an insurance company that has an A.M. Best rating of not less than A-VII and shall be in a commercially reasonable form. Tenant’s Commercial General Liability Insurance shall (a) name the Landlord Parties and any other party reasonably designated in writing by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Tenant shall deliver to Landlord, on or before the Commencement Date and at least 15 days before the expiration dates thereof, certificates from Tenant’s insurance company or insurance agent on the forms currently designated “ACORD 25” (Certificate of Liability Insurance). Tenant hereby represents to Landlord that Tenant’s insurance policies have a “blanket” coverage provision that shall automatically name the Additional Insured Parties as additional insureds with respect to Tenant’s liability insurance, and naming Landlord as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements.

10.4   Subrogation.  Each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other party, any of its (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees or agents for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by property insurance. For purposes of this Section 10.4 only, (a) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance, and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed an agent of Landlord.

10.5   Landlord’s Insurance.  Landlord shall insure the Building during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be for 100% replacement cost (excluding deductibles), as reasonably determined by Landlord from time-to-time, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Notwithstanding the foregoing provisions of this Section 10.5, the coverage, types and amounts (including deductibles) of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage, types and amounts of insurance which are carried by reasonably prudent landlords of buildings comparable to and in the vicinity of the Building (provided that in no event shall Landlord be required to carry earthquake insurance). Landlord shall also maintain reasonable amounts of commercial general liability insurance consistent with such insurance maintained by reasonably prudent landlords of buildings comparable to and in the vicinity of the Building.

10.6   Additional Insurance Obligations.    Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Section 10, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building; provided, however, Landlord shall not require Tenant to increase the amounts of the insurance required to be carried by Tenant under this Section 10, or to obtain a new type of insurance, more than one during any five (5) year period, unless required by Landlord’s lender.

11    CASUALTY DAMAGE.    With reasonable promptness after discovering any damage to the Premises, or to the Common Areas necessary for access to the Premises, resulting from any fire or other casualty (a “Casualty”), Landlord shall notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repair of such damage (the “Landlord Repairs”). If, according to such estimate, the Landlord Repairs cannot be substantially completed within 270 days after they are commenced, either party may terminate this Lease upon 60 days’ written notice to the other party delivered within 30 days after Landlord’s delivery of such estimate; provided, however, that Landlord may only terminate this Lease so long as Landlord terminates all other similarly affected tenancies in the Building. Within 60 days after discovering any damage to the Building or Project resulting from any Casualty, Landlord may, whether or not the Premises is affected, terminate this Lease by notifying Tenant if (i) any Security Holder terminates any ground lease or requires that any insurance proceeds be used to pay any mortgage debt; (ii) at least $250,000 of the damage to Landlord’s property is not covered by Landlord’s insurance policies; (iii) Landlord decides to rebuild the Building or Common Areas so that it or they will be substantially different structurally or architecturally; (iv) the damage occurs during the last

12 months of the Term; or (v) any owner, other than Landlord, of any damaged portion of the Project does not intend to repair such damage. If this Lease is not terminated pursuant to this Section 11, Landlord shall promptly and diligently perform the Landlord Repairs, subject to reasonable delays for insurance adjustment and other events of Force Majeure. The Landlord Repairs shall restore the Premises and the Common Areas necessary for access to the Premises to substantially the same condition that existed when the Casualty occurred, except for (a) any modifications required by Law or any Security Holder, and (b) any modifications to the Common Areas that are deemed desirable by Landlord, are consistent with the character of the Project, and do not materially impair access to the Premises. In connection with any restoration by Landlord, at its sole expense (subject to the proceeds of its property insurance required to be carried hereunder) Tenant shall restore all Tenant-Insured Improvements and trade fixtures promptly following Landlord’s restoration of the Base Building. No Casualty and no restoration performed as required hereunder shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder; provided, however, that if the Premises or any Common Area necessary for Tenant’s access to the Premises is damaged by a Casualty, then, during any time that, as a result of such damage, any portion of the Premises is untenantable or inaccessible and is not occupied by Tenant, Rent shall be abated in proportion to the rentable square footage of such portion of the Premises rendered untenantable thereby; provided, however, Tenant’s right to rent abatement pursuant to the this sentence shall terminate as of the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

12    NONWAIVER.  No provision hereof shall be deemed waived by either party unless it is waived by such party expressly and in writing, and no waiver of any breach of any provision hereof shall be deemed a waiver of any subsequent breach of such provision or any other provision hereof. Landlord’s acceptance of Rent shall not be deemed a waiver of any preceding breach of any provision hereof, other than Tenant’s failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of such acceptance. No acceptance of payment of an amount less than the Rent due hereunder shall be deemed a waiver of Landlord’s right to receive the full amount of Rent due, whether or not any endorsement or statement accompanying such payment purports to effect an accord and satisfaction. No receipt of monies by Landlord from Tenant after the giving of any notice, the commencement of any suit, the issuance of any final judgment, or the termination hereof shall affect such notice, suit or judgment, or reinstate or extend the Term or Tenant’s right of possession hereunder.

13    CONDEMNATION.  If any part of the Premises, Building or Project is taken for any public or quasi-public use by power of eminent domain or by private purchase in lieu thereof (a “Taking”) for more than 180 consecutive days, Landlord may terminate this Lease. If more than 25% of the rentable square footage of the Premises is Taken, or access to the Premises is substantially impaired as a result of a Taking, for more than 180 consecutive days, Tenant may terminate this Lease. Any such termination shall be effective as of the date possession must be surrendered to the authority, and the terminating party shall provide termination notice to the other party within 45 days after receiving written notice of such surrender date. Except as provided above in this Section 13, neither party may terminate this Lease as a result of a Taking. Tenant shall not assert any claim for compensation because of any Taking; provided, however, that Tenant may file a separate claim for any Taking to compensate Tenant for relocation and moving expenses, the interruption of or damage to Tenant’s business (including, without limitation, loss or goodwill), and compensation for Tenant’s personal property and Tenant-Insured Improvements. If this Lease is terminated pursuant to this Section 13, all Rent shall be apportioned as of the date of such termination. If a Taking occurs and this Lease is not so terminated, Monthly Rent shall be abated for the period of such Taking in proportion to the percentage of the rentable square footage of the Premises, if any, that is subject to, or rendered inaccessible by, such Taking.

14    ASSIGNMENT AND SUBLETTING.

14.1   Transfers.    Tenant shall not, without Landlord’s prior consent (which shall not be unreasonably withheld, conditioned or delayed), assign, mortgage, pledge, hypothecate, encumber, permit any lien to attach to, or otherwise transfer this Lease or any interest hereunder, permit any assignment or other transfer hereof or any interest hereunder by operation of law, enter into any sublease or license agreement, otherwise permit the occupancy or use of any part of the Premises by any persons other than Tenant and its employees and contractors, or permit a Change of Control (defined in Section 14.6) to occur (each, a “Transfer”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall provide Landlord with (i) notice of the terms of the proposed Transfer, including its proposed effective date (the “Contemplated Effective Date”), a description of the portion of the Premises to be transferred (the “Contemplated Transfer Space”), a calculation of the Transfer Premium (defined in Section 14.3), and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (ii) current financial statements of the proposed transferee (or, in the case of a Change of Control, of the proposed new controlling party(ies)) certified by an officer or owner thereof and any other information reasonably required by Landlord in order to evaluate the proposed Transfer (collectively, the “Transfer Notice”). Within 20 days after receiving the Transfer Notice, Landlord shall notify Tenant of (a) its consent to the proposed Transfer, (b) its refusal to consent to the proposed Transfer, or (c) its exercise of its rights under Section 14.4. Any Transfer made without Landlord’s prior consent shall, at Landlord’s option, be void and shall, at Landlord’s option, constitute a Default (defined in Section 19). Tenant shall pay Landlord a fee of $1,500.00 for Landlord’s review of any proposed Transfer, whether or not Landlord consents to it.

14.2   Landlord’s Consent.  Subject to Section 14.4, Landlord shall not unreasonably withhold its consent to any proposed Transfer. Without limiting other reasonable grounds for withholding consent, it shall be deemed reasonable for Landlord to withhold consent to a proposed Transfer if:

14.2.1   The proposed transferee is not a party of reasonable financial strength in light of the responsibilities to be undertaken in connection with the Transfer on the date the Transfer Notice is received; or

14.2.2   The proposed transferee has a character or reputation or is engaged in a business that is not consistent with the quality of the Building or the Project; or

14.2.3   The proposed transferee is a governmental entity or a nonprofit organization; or

14.2.4   The proposed transferee or any of its Affiliates, on the date the Transfer Notice is received, leases or occupies (or, at any time during the 4-month period ending on the date the Transfer Notice is received, has substantially agreed with Landlord upon the major economic terms (as evidenced by an exchange of written documents) with to lease) space in the Project; provided that the terms of this Section 14.2.4 shall not be applicable to the extent Landlord cannot meet such occupant’s space needs.

Notwithstanding any contrary provision hereof, (a) if Landlord consents to any Transfer pursuant to this Section 14.2 but Tenant does not enter into such Transfer within six (6) months thereafter, such consent shall no longer apply and such Transfer shall not be permitted unless Tenant again obtains Landlord’s consent thereto pursuant and subject to the terms of this Section 14; and (b) if Landlord unreasonably withholds its consent under this Section 14.2, Tenant’s sole remedies shall be contract damages (subject to Section 20) or specific performance, and Tenant waives all other remedies, including any right to terminate this Lease.

14.3   Transfer Premium.  If Landlord consents to a Transfer, Tenant shall pay Landlord an amount equal to 50% of any Transfer Premium (defined below). As used herein, “Transfer Premium” means (a) in the case of an assignment, any consideration designated as compensation for the assignment and assumption of this Lease (and payment for any specified Leasehold Improvements) and paid by the assignee therefor, minus Tenant’s transaction costs including, but not limited to marketing costs, tenant improvements, free rent, and real estate commissions; and (b) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement, the amount by which all rent and other consideration paid by the transferee to Tenant pursuant to such agreement minus Tenant’s transaction costs including, but not limited to marketing costs, tenant improvements, free rent, and real estate commissions exceeds the Monthly Rent payable by Tenant hereunder with respect to the Contemplated Transfer Space. Payment of Landlord’s share of the Transfer Premium shall be made (x) in the case of an assignment or a Change of Control, within 10 days after Tenant or the prior controlling party(ies), as the case may be, receive(s) the consideration described above, and (y) in the case of a sublease, license or other occupancy agreement, with respect to each month of the term of such agreement, within five (5) business days after Tenant receives the rent and other consideration described above.

14.4   Landlord’s Right to Recapture.    Notwithstanding any contrary provision hereof, in the event of a proposed assignment of this Lease or a sublease or more than 25% of the Premises for the remainder of Term (provided that any sublease which is scheduled to expire, assuming all renewal options set forth in such sublease are exercised by such subtenant, during the last twelve (12) months of the Term shall be deemed to be for the remainder of the Lease Term), except in the case of a Permitted Transfer (defined in Section 14.8), Landlord, by notifying Tenant within 10 business days after receiving the Transfer Notice, may terminate this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date. If the Contemplated Transfer Space is less than the entire Premises, then Base Rent, Tenant’s Share, and the number of parking spaces to which Tenant is entitled under Section 1.9 shall be deemed adjusted on the basis of the percentage of the rentable square footage of the Premises retained by Tenant. Upon request of either party, the parties shall execute a written agreement prepared by Landlord memorializing such termination.

14.5   Effect of Consent.  If Landlord consents to a Transfer, (i) such consent shall not be deemed a consent to any further Transfer, (ii) Tenant shall deliver to Landlord, promptly after execution, an executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iii) Tenant shall deliver to Landlord, upon Landlord’s request, a complete statement, certified by Tenant’s chief financial officer or controller, setting forth in detail the computation of any Transfer Premium. In the case of an assignment, the assignee shall assume in writing, for Landlord’s benefit, all of Tenant’s obligations hereunder. No Transfer, with or without Landlord’s consent, shall relieve Tenant from any liability hereunder. Notwithstanding any contrary provision hereof, Tenant, with or without Landlord’s consent, shall not enter into, or permit any party claiming by, through or under Tenant to enter into, any sublease, license or other occupancy agreement that provides for payment based in whole or in part on the net income or profit of the subtenant, licensee or other occupant thereunder.

14.6   Change of Control.  As used herein, “Change of Control” means (a) if Tenant is a closely held professional service firm, the withdrawal or change (whether voluntary, involuntary or by operation of law) of 50% or more of its equity owners within a 12-month period; and (b) in all other cases, any transaction(s) resulting in the acquisition of a Controlling Interest (defined below) by one or more parties that did not own a Controlling Interest immediately before such transaction(s); provided, however, that for so long as Tenant is a publicly traded company on any nationally recognized stock exchange, transfers of stock in tenant traded on such stock exchange shall not constitute a Change of Control hereunder. Landlord acknowledges that, as of the date hereof, Tenant is a publicly traded company listed on NASDAQ. As used herein, “Controlling Interest” means any direct or indirect equity or beneficial ownership interest in Tenant that confers upon its holder(s) the direct or indirect power to direct the ordinary management and policies of Tenant, whether through the ownership of voting securities, by contract or otherwise (but not through the ownership of voting securities listed on a recognized securities exchange).

14.7   Effect of Default.   During the period in which any Default is continuing, Landlord is authorized, as Tenant’s agent and attorney-in-fact, to direct any transferee under any sublease, license or other occupancy agreement to make all payments under such agreement directly to Landlord (which Landlord shall apply towards Tenant’s obligations hereunder) until such Default is cured. Such transferee shall rely upon any representation by Landlord that Tenant is in Default, whether or not confirmed by Tenant.

14.8   Permitted Transfers.  Notwithstanding any contrary provision hereof, if Tenant is not in Default, Tenant may, without Landlord’s consent pursuant to Section 14.1, assign this Lease to (a) an Affiliate of Tenant (other than pursuant to a merger or consolidation), (b) a successor to Tenant by merger or consolidation, or (c) a successor to Tenant by purchase of all or substantially all of Tenant’s assets (a “Permitted Transfer”), provided that (i) at least 10 business days before the Transfer, Tenant notifies Landlord of such Transfer and delivers to Landlord any documents or information reasonably requested by Landlord relating thereto, including reasonable documentation that the Transfer satisfies the requirements of this Section 14.8; (ii) in the case of an assignment pursuant to clause (a) or (c) above, the assignee executes and delivers to Landlord, at least 10 business days before the assignment, a commercially reasonable instrument pursuant to which the assignee assumes, for Landlord’s benefit, all of Tenant’s obligations hereunder (provided that, if prohibited by confidentiality or Law in connection with a proposed purchase, merger, consolidation or reorganization, then Tenant shall give Landlord written notice within 10 days after the effective date of the proposed purchase, merger, consolidation or reorganization); (iii) in the case of an assignment pursuant to clause (b) above where the original Tenant does not survive following the transaction or if such original Tenant survives but its Net Worth is materially reduced, the successor entity has a net worth (as determined in accordance with GAAP, but excluding intellectual property and any other intangible assets (“Net Worth”)) immediately after the Transfer that is not less than the Net Worth of Tenant immediately before the Transfer, and (B) if Tenant is a closely held professional service firm, at least 75% of its equity owners existing 12 months before the Transfer are also equity owners of the successor entity; (iv) the transferee is qualified to conduct business in the State of California; and (v) the Transfer is made for a good faith operating business purpose and not in order to evade the requirements of this Section 14. As used herein, “Affiliate” means, with respect to any party, a person or entity that controls, is under common control with, or is controlled by such party.

15    SURRENDER.  Upon the expiration or earlier termination hereof, and subject to Sections 8 and 11 and this Section 15, Tenant shall surrender possession of the Premises to Landlord in as good condition and repair as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, except for reasonable wear and tear, damage by casualty and repairs that are Landlord’s express responsibility hereunder. Before such expiration or termination, Tenant, without expense to Landlord, shall (a) remove from the Premises all debris and rubbish and all furniture, equipment, trade fixtures, Lines, free-standing cabinet work, movable partitions and other articles of personal property that are owned or placed in the Premises by Tenant or any party claiming by, through or under Tenant (except for any Lines not required to be removed under Section 23), and (b) repair all damage to the Premises and Building resulting from such removal. If Tenant fails to timely perform such removal and repair, Landlord may do so at Tenant’s expense (including storage costs). If Tenant fails to remove such property from the Premises, or from storage, within 30 days after notice from Landlord, any part of such property shall be deemed, at Landlord’s option, either (x) conveyed to Landlord without compensation, or (y) abandoned.

16    HOLDOVER.  If Tenant fails to surrender the Premises upon the expiration or earlier termination hereof, Tenant’s tenancy shall be subject to the terms and conditions hereof; provided, however, that such tenancy shall be a tenancy at sufferance only, for the entire Premises, and Tenant shall pay Monthly Rent (on a per-month basis without reduction for any partial month) at a rate equal to (i) one hundred twenty-five percent (125%) of the Monthly Rent applicable during the last rental period of the Term under this Lease for the first (1st) month of such holdover, and (ii) one hundred fifty percent (150%) thereafter. Nothing in this Section 16 shall limit Landlord’s rights or remedies or be deemed a consent to any holdover. Additionally, if Tenant fails to vacate the Premises on or before the later to occur of (x) thirty (30) days after Landlord has notified Tenant in writing that Landlord has entered into a lease for the Premises (or any portion of the Premises) and requires possession of the Premises in order for Landlord to make the same ready for occupancy by the new tenant, or for Landlord to deliver the Premises (or portion thereof) to the new tenant in accordance with the terms of the lease with the new tenant, and (y) the expiration of this Lease, Tenant shall be liable to Landlord for any and all actual, special and/or consequential damages and lost profits arising from such holding over, including, without limitation, the loss of any prospective tenants for the Premises.

17    SUBORDINATION; ESTOPPEL CERTIFICATES.  This Lease shall be subject and subordinate to all existing and future ground or underlying leases, mortgages, trust deeds and other encumbrances against the Building or Project, all renewals, extensions, modifications, consolidations and replacements thereof (each, a “Security Agreement”), and all advances made upon the security of such mortgages or trust deeds, unless in each case the holder of such Security Agreement (each, a “Security Holder”) requires in writing that this Lease be superior thereto; provided, however, that for any Security Agreement subsequent to the date hereof, Tenant’s agreement to subordinate this Lease thereto is conditioned upon Tenant’s receipt of a subordination, non-disturbance and attornment agreement (“SNDA”) in such Security Holder’s standard form. Upon any termination or foreclosure (or any delivery of a deed in lieu of foreclosure) of any Security Agreement, Tenant, upon request, shall attorn, without deduction or set-off, to the Security Holder or purchaser or any successor thereto and shall recognize such party as the lessor hereunder provided that such party agrees not to disturb Tenant’s occupancy so long as Tenant timely pays the Rent and otherwise performs its obligations hereunder, all pursuant to the terms of the SNDA, if applicable. Within 10 business days after request by Landlord, Tenant shall execute such further instruments as Landlord may reasonably deem necessary to evidence the subordination or superiority of this Lease to any Security Agreement. Tenant waives any right it may have under Law to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder upon a foreclosure. Within 10 business days after Landlord’s request, Tenant shall execute and deliver to Landlord a commercially reasonable estoppel certificate in favor of such parties as Landlord may reasonably designate, including current and prospective Security Holders and prospective purchasers. Notwithstanding the foregoing, upon written request by Tenant, Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord’s then current Mortgagee (as hereinafter defined) on such Mortgagee’s current standard form of agreement. As used herein, the term “Mortgagee” shall mean the holder of a mortgage or deed of trust recorded against the Property as of the date hereof. Landlord may satisfy the “reasonable efforts” requirement by merely making written request of the Mortgagee and such reasonable efforts standard shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the Mortgagee. Upon request of Landlord, Tenant will execute the Mortgagee’s form of non-disturbance, subordination and attornment agreement and return the same to Landlord for execution by the Mortgagee. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

18    ENTRY BY LANDLORD.  At all reasonable times and upon not less than 24 hours prior notice to Tenant, or in an emergency (as defined in Section 6.1 above), Landlord may enter the Premises to (i) inspect the Premises; (ii) show the Premises to prospective purchasers, current or prospective Security Holders or insurers, or, during the last 12 months of the Term (or while an uncured Default exists), prospective tenants; (iii) post notices of non-responsibility; or (iv) perform maintenance, repairs or alterations. At any time and without notice to Tenant, Landlord may enter the Premises to perform required services. If reasonably necessary, Landlord may temporarily close any portion of the Premises to perform maintenance, repairs or alterations, so long as Landlord undertakes commercially reasonable efforts to minimize any interference with Tenant’s use and occupancy of the Premises and conduct of its business therein. In an emergency, Landlord may use any means it deems proper to open doors to and in the Premises. No entry into or closure of any portion of the Premises pursuant to this Section 18 shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder.

19    DEFAULTS; REMEDIES.

19.1   Events of Default.  The occurrence of any of the following shall constitute a “Default”:

19.1.1   Any failure by Tenant to pay any Rent when due unless such failure is cured within five (5) business days after written notice from Landlord that said amount was not paid when due, provided that if Tenant has previously received two (2) or more notices from Landlord during the immediately preceding twelve (12) month period stating that Tenant failed to pay any amount required to be paid by Tenant under this Lease when due, then Landlord shall not be required to deliver any notice to Tenant and a default shall immediately occur upon any failure by Tenant to pay any rent or any other charge required to be paid under the Lease when due; or

19.1.2   Except where a specific time period is otherwise set forth for Tenant’s cure herein (in which event Tenant’s failure to cure within such time period shall be a Default), and except as otherwise provided in this Section 19.1, any breach by Tenant of any other provision hereof where such breach continues for 30 days after written notice from Landlord; provided that if such breach cannot reasonably be cured within such 30-day period, Tenant shall not be in Default as a result of such breach if Tenant diligently commences such cure within such period, thereafter diligently pursues such cure, and completes such cure within 90 days after Landlord’s written notice; or

19.1.3   Abandonment of the Premises by Tenant; or

19.1.4   Any breach by Tenant of Sections 5, 14, 17 or 18 where such breach continues for more than five (5) business days after written notice from Landlord; or

19.1.5   Tenant becomes in breach of Section 25.3.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Law, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

19.2   Remedies Upon Default.  Upon any Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (which shall be cumulative and nonexclusive), the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive) without any notice or demand:

19.2.1   Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(a)     The worth at the time of award of the unpaid Rent which has been earned at the time of such termination; plus

(b)     The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)     The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(d)     Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations hereunder or which in the ordinary course of things would be likely to result therefrom, including brokerage commissions, advertising expenses, expenses of remodeling any portion of the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant; plus

(e)     At Landlord’s option, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Law.

As used in Sections 19.2.1(a) and (b), the “worth at the time of award” shall be computed by allowing interest at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord shall reasonably designate if such rate ceases to be published) plus two (2) percentage points, or (ii) the highest rate permitted by Law. As used in Section 19.2.1(c), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

19.2.2   Landlord shall have the remedy described in California Civil Code § 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

19.2.3   Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, or any Law or other provision hereof), without prior demand or notice except as required by Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3   Efforts to Relet.  Unless Landlord provides Tenant with express notice to the contrary, no re-entry, repossession, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Landlord shall (a) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (b) operate to release

Tenant from any of its obligations hereunder. Tenant waives, for Tenant and for all those claiming by, through or under Tenant, California Civil Code § 3275 and California Code of Civil Procedure §§ 1174(c) and 1179 and any existing or future rights to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination hereof.

19.4   Landlord Default.  Landlord shall not be in default hereunder unless it fails to begin within 30 days after notice from Tenant, or fails to pursue with reasonable diligence thereafter, the cure of any breach by Landlord of its obligations hereunder. Before exercising any remedies for a default by Landlord, Tenant shall give notice and a reasonable time to cure to any Security Holder of which Tenant has been notified.

20    LANDLORD EXCULPATION.  Notwithstanding any contrary provision hereof, (a) the liability of the Landlord Parties to Tenant shall be limited to an amount equal to the lesser of (i) Landlord’s interest in the Building, or (ii) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to 80% of the value of the Building (as such value is determined by Landlord), and any sales or insurance proceed applicable thereto; (b) Tenant shall look solely to Landlord’s interest in the Building (including any sales or insurance proceeds thereof) for the recovery of any judgment or award against any Landlord Party; and (c) no Landlord Party shall have any personal liability for any judgment or deficiency, and Tenant waives and releases such personal liability on behalf of itself and all parties claiming by, through or under Tenant; and (d) no Landlord Party shall be liable for any injury or damage to, or interference with, Tenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special or consequential damage.

21    SECURITY DEPOSIT.  Concurrently with its execution and delivery hereof, Tenant shall deposit with Landlord the Security Deposit, if any, as security for Tenant’s performance of its obligations hereunder. If Tenant breaches any provision hereof, after any applicable notice and cure period expressly set forth in this Lease, Landlord may, at its option, without notice to Tenant, apply all or part of the Security Deposit to pay any past-due Rent, cure any breach by Tenant, or compensate Landlord for any other loss or damage caused by such breach. If Landlord so applies any portion of the Security Deposit, Tenant, within three (3) days after demand therefor, shall restore the Security Deposit to its original amount. The Security Deposit is not an advance payment of Rent or measure of damages. Any unapplied portion of the Security Deposit shall be returned to Tenant within 60 days after the latest to occur of (a) the expiration of the Term, (b) Tenant’s surrender of the Premises as required hereunder, or (c) determination of the final Rent due from Tenant. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

22    INTENTIONALLY OMITTED.

23    COMMUNICATIONS AND COMPUTER LINES.  All Lines installed pursuant to this Lease shall be (a) installed in accordance with Section 7; and (b) clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, and the purpose of such Lines (i) every six (6) feet outside the Premises (including the electrical room risers and any Common Areas), and (ii) at their termination points. Landlord may designate specific contractors for work relating to vertical Lines. Sufficient spare cables and space for additional cables shall be maintained for other occupants, as reasonably determined by Landlord. Unless otherwise notified by Landlord at the time of approval of any Alterations, Tenant, at its expense and before the expiration or earlier termination hereof, shall remove all Lines and repair any resulting damage. As used herein, “Lines” means all communications or computer wires and cables serving the Premises, whenever and by whomever installed or paid for, including any such wires or cables installed pursuant to any prior lease.

24    PARKING.  Throughout the Term and without any additional cost (other than as allowed as an Expense hereunder), Tenant may park in the Building’s parking facilities (the “Parking Facility”), in common with other tenants of the Building, upon the following terms and conditions. Tenant shall not use more than the number of unreserved parking spaces set forth in Section 1.9. Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by (or any parking charges are imposed as a result of) any Law. Tenant shall comply with all rules and regulations established by Landlord from time to time and provided in writing to Tenant for the orderly operation and use of the Parking Facility, including any sticker or other identification system and the prohibition of vehicle repair and maintenance activities in the Parking Facility. Landlord may, in its discretion, allocate and assign parking passes among Tenant and the other tenants in the Building. Tenant’s use of the Parking Facility shall be at Tenant’s sole risk, and Landlord shall have no liability for any personal injury or damage to or theft of any vehicles or other property occurring in the Parking Facility or otherwise in connection with any use of the Parking Facility by Tenant, its employees or invitees. Landlord may alter the size, configuration, design, layout or any other aspect of the Parking Facility, and, in connection therewith, temporarily deny or restrict access to the Parking Facility, in each case without abatement of Rent or liability to Tenant so long as Landlord undertakes commercially reasonable efforts to minimize any interference with Tenant’s parking for or access to the Premises. Landlord may delegate its responsibilities hereunder to a parking operator, in which case (i) such parking operator shall have all the rights of control reserved herein by Landlord, (ii) Tenant shall enter into a parking agreement with such parking operator, and (iii) Landlord shall have no liability for claims arising through acts or omissions of such parking operator except to the extent caused by Landlord’s gross negligence or willful misconduct. Tenant’s parking rights under this Section 24 are solely for the benefit of Tenant’s employees and invitees and such rights may not be transferred without Landlord’s prior consent, except pursuant to a Transfer permitted under Section 14.

25   MISCELLANEOUS.

25.1  Notices.   No notice, demand, statement, designation, request, consent, approval, election or other communication given hereunder (“Notice”) shall be binding upon either party unless (a) it is in writing (whether or not designated in this Lease as “written” notice); (b) it is (i) sent by certified or registered mail, postage prepaid, return receipt requested, (ii) delivered by a nationally recognized courier service, or (iii) delivered personally; and (c) it is sent or delivered to the address set forth in Section 1.10 or 1.11, as applicable, or to such other place (other than a P.O. box) as the recipient may from time to time designate in a Notice to the other party. Any Notice shall be deemed received on the earlier of the date of actual delivery or the date on which delivery is refused, or, if Tenant is the recipient and has vacated its notice address without providing a new notice address, three (3) days after the date the Notice is deposited in the U.S. mail or with a courier service as described above.

25.2  Force Majeure.  If either party is prevented from performing any obligation hereunder by any strike, act of God, war, terrorist act, shortage of labor or materials, governmental action, civil commotion or other cause beyond such party’s reasonable control (“Force Majeure”), such obligation shall be excused during (and any time period for the performance of such obligation shall be extended by) the period of such prevention; provided, however, that this Section 25.2 shall not (a) permit Tenant to hold over in the Premises after the expiration or earlier termination hereof, or (b) excuse any of Tenant’s obligations under Sections 3, 4, 5, 21 or 25.3 or any of Tenant’s obligations whose nonperformance would materially and adversely interfere with another occupant’s use, occupancy or enjoyment of its premises or the Project.

25.3  Representations and Covenants.  Tenant represents, warrants and covenants that (a) Tenant is, and at all times during the Term will remain, duly organized, validly existing and in good standing under the Laws of the state of its formation and qualified to do business in the state of California; (b) neither Tenant’s execution of nor its performance under this Lease will cause Tenant to be in violation of any agreement or Law; (c) Tenant has not, and at no time during the Term will have, (i) made a general assignment for the benefit of creditors, (ii) filed a voluntary petition in bankruptcy or suffered the filing of an involuntary petition by creditors which is not dismissed or vacated within sixty (60) days, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally; and (d) each party that (other than through the passive ownership of interests traded on a recognized securities exchange) constitutes, owns, controls, or is owned or controlled by Tenant is not, and at no time during the Term will be, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the parties identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

25.4  Signs.

25.4.1   Interior Signs.   Landlord shall include Tenant’s name in any tenant directory located in the lobby on the first floor of the Building. If any part of the Premises is located on a multi-tenant floor, Landlord, at Tenant’s cost, shall provide identifying suite signage for Tenant comparable to that provided by Landlord on similar floors in the Building. Subject to the terms of Section 25.1.4, below, Tenant may not install (a) any signs outside the Premises, or (b) without Landlord’s prior consent in its sole and absolute discretion, any signs, window coverings, blinds or similar items that are visible from outside the Premises.

25.4.2   Exterior Signs.   Tenant shall be entitled to install the following signage in connection with Tenant’s lease of the Premises (collectively, the “Tenant’s Signage”):

25.4.2.1    One (1) signage slot on the Building monument sign.

25.4.2.2    If Tenant leases and occupies at least 29,000 rentable square feet of space in the Building, one (1) exterior parapet sign, at the location shown on Exhibit K, attached hereto, with a size not to exceed 1/3 of the total allowable building parapet signage allowed pursuant to applicable laws and codes, including without limitation any CC&R’s; provided, however, if Tenant has not completed the installation of such parapet sign on or before the date that occurs eighteen (18) months after the Commencement Date, then the terms of this Section 25.4.2.2 shall be null and void and Tenant shall not have the right to install such parapet sign;

25.4.2.3    If Tenant leases and occupies at least 71,000 rentable square feet of space in the Building, one (1) additional (in addition the parapet sign pursuant to Section 25.4.2.2, above) exterior parapet sign, at the location shown on Exhibit K, attached hereto, with a size not to exceed 1/3 of the total allowable building parapet signage allowed pursuant to applicable laws and codes, including without limitation any CC&R’s; provided, however, if Tenant has not completed the installation of such parapet sign on or before the date that occurs eighteen (18) months after execution of a lease amendment that provides for Tenant leasing at least 71,000 rentable square feet, then the terms of this Section 25.4.2.3 shall be null and void and Tenant shall not have the right to install such second (2nd) parapet sign; and

25.4.2.4    If Tenant leases and occupies the entire Building, Tenant may install banner signage on the light posts in the Building’s parking area to the extent allowed pursuant to applicable Laws and codes, including without limitation any CC&R’s.

25.4.3  Specifications and Permits.  Tenant’s Signage shall set forth Tenant’s name and logo as determined by Tenant in its sole discretion; provided, however, in no event shall Tenant’s Signage include an “Objectionable Name,” as that term is defined in Section 25.4.4, of this Lease. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project. For purposes of this Section 25.4.3, the reference to “name” shall mean name and/or logo. In addition, Tenant’s Signage shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all applicable laws and to any CC&Rs affecting the Project. Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant’s Signage. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining terms and conditions of this Lease shall be unaffected.

25.4.4  Objectionable Name.  To the extent Tenant desires to change the name and/or logo set forth on Tenant’s Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend an institutional landlord of comparable first-class office buildings in the area of the Building (an “Objectionable Name”). The parties hereby agree that the name “Responsys, Inc.,” or any reasonable derivation thereof, shall not be deemed to constitute an Objectionable Name.

25.4.5  Termination of Right to Tenant’s Signage.   The rights contained in this Section 25.4 shall be personal to the Tenant originally named in this Lease (the “Original Tenant”) and any assignee under any Permitted Transfer (a “Permitted Assignee”), and may only be exercised and maintained by the Original Tenant or a Permitted Assignee to the extent it is not in default under this Lease (beyond any applicable notice and cure period).

25.4.6  Cost and Maintenance.   The costs of the actual signs comprising Tenant’s Signage and the installation, design, construction, and any and all other costs associated with Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Should Tenant’s Signage require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth above) shall cause such repairs and/or maintenance to be performed within ten (10) business days or any reasonable date thereafter that work can be performed, after receipt of such Notice from Landlord, at Tenant’s sole cost and expense. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Signage to be removed and shall cause the areas in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Signage (excepting normal wear and tear caused by the sun, rain and other elements to which such Tenant’s Signage is exposed). If Tenant fails to timely remove such Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The terms and conditions of this Section 25.4 shall survive the expiration or earlier termination of this Lease.

25.5  Supplemental HVAC.  If any supplemental HVAC unit (a “Unit”) serves the Premises, then (a) Tenant shall pay the costs of all electricity consumed in the Unit’s operation, together with the cost of installing a meter to measure such consumption; (b) Tenant, at its expense, shall (i) operate and maintain the Unit in compliance with all applicable Laws and such reasonable rules and procedures as Landlord may impose; (ii) keep the Unit in as good working order and condition as exists upon its installation (or, if later, on the date Tenant takes possession of the Premises), subject to normal wear and tear and damage resulting from Casualty; (iii) maintain in effect, with a contractor reasonably approved by Landlord, a contract for the maintenance and repair of the Unit, which contract shall require the contractor, at least once every three (3) months, to inspect the Unit and provide to Tenant a report of any defective conditions, together with any recommendations for maintenance, repair or parts-replacement; (iv) follow all reasonable recommendations of such contractor; and (v) promptly provide to Landlord a copy of such contract and each report issued thereunder; (c) the Unit shall become Landlord’s property upon installation and without compensation to Tenant; provided, however, that upon Landlord’s request at the expiration or earlier termination hereof, Tenant, at its expense, shall remove the Unit and repair any resulting damage; (d) the Unit shall be deemed (i) a Leasehold Improvement (except for purposes of Section 8), and (ii) for purposes of Section 11, part of the Premises; (e) if the Unit exists on the date of mutual execution and delivery hereof, Tenant accepts the Unit in its “as is” condition, without representation or warranty as to quality, condition, fitness for use or any other matter; (f) if the Unit connects to the Building’s condenser water loop (if any), then Tenant shall pay to Landlord, as Additional Rent, Landlord’s standard one-time fee for such connection and Landlord’s standard monthly per-ton usage fee; and (g) if any portion of the Unit is located on the roof, then (i) Tenant’s access to the roof shall be subject to such reasonable rules and procedures as Landlord may impose; (ii) Tenant shall maintain the affected portion of the roof in a clean and orderly condition and shall not materially interfere with use of the roof by Landlord or any other tenants or licensees; and (iii) Landlord may relocate the Unit and/or temporarily interrupt its operation, without liability to Tenant, as reasonably necessary to maintain and repair the roof or otherwise operate the Building, so long as Landlord provides not less than thirty (30) days prior written notice of any such relocation, performs all relocation work at Landlord’s sole expense, cooperates with Tenant to schedule any interruption of service required in connection with such relocation, and undertakes commercially reasonable efforts to minimize any disruption of Tenant’s use and occupancy of the Premises as a result thereof.

25.6  Attorneys’ Fees.  In any action or proceeding between the parties, including any appellate or alternative dispute resolution proceeding, the prevailing party may recover from the other party all of its costs and expenses in connection therewith, including reasonable attorneys’ fees and costs. Tenant shall pay all reasonable attorneys’ fees and other fees and costs that Landlord incurs in interpreting or enforcing this Lease or otherwise protecting its rights hereunder (a) where Tenant has failed to pay Rent when due, or (b) in any bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation or reorganization proceeding involving Tenant or this Lease.

25.7  Brokers.  Tenant represents to Landlord that it has dealt only with Tenant’s Broker as its broker in connection with this Lease. Tenant shall indemnify, defend, and hold Landlord harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify, defend and hold Tenant harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Lease. Tenant acknowledges that any Affiliate of Landlord that is involved in the negotiation of this Lease is representing only Landlord, and that any assistance rendered by any agent or employee of such Affiliate in connection with this Lease or any subsequent amendment or other document related hereto has been or will be rendered as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

25.8  Governing Law; WAIVER OF TRIAL BY JURY.   This Lease shall be construed and enforced in accordance with the Laws of the State of California. THE PARTIES WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.

25.9  Waiver of Statutory Provisions.    Each party waives California Civil Code §§ 1932(2) and 1933(4). Tenant waives (a) any rights under (i) California Civil Code §§ 1932(1), 1941, 1942, 1950.7(c) or any similar Law, or (ii) California Code of Civil Procedure § 1265.130; and (b) any right to terminate this Lease under California Civil Code § 1995.310.

25.10 Interpretation.  As used herein, the capitalized term “Section” refers to a section hereof and “Article” refers to an article hereof unless otherwise specifically provided herein. As used in this Lease, the terms “herein,” “hereof,” “hereto” and “hereunder” refer to this Lease and the term “include” and its derivatives are not limiting. Any reference herein to “any part” or “any portion” of the Premises, the Property or any other property shall be construed to refer to all or any part of such property. Wherever this Lease requires Tenant to comply with any Law, rule, regulation, procedure or other requirement or prohibits Tenant from engaging in any particular conduct, this Lease shall be deemed also to require Tenant to cause each of its employees, licensees, invitees and subtenants, and any other party claiming by, through or under Tenant, to comply with such requirement or refrain from engaging in such conduct, as the case may be. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings that (i) are comparable to the Building in size, age, class, quality and location, and (ii) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system. Tenant waives the benefit of any rule that a written agreement shall be construed against the drafting party.

25.11 Entire Agreement.  This Lease and the Exhibits sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes any previous agreements (none of which shall be used to interpret this Lease). Tenant acknowledges that in entering into this Lease it has not relied upon any representation, warranty or statement, whether oral or written, not expressly set forth herein. This Lease can be modified only by a written agreement signed by both parties.

25.12 Other.  Landlord, at its option, may cure any Default, without waiving any right or remedy or releasing Tenant from any obligation, in which event Tenant shall pay Landlord, upon demand, the reasonable cost of such cure. If any provision hereof is void or unenforceable, no other provision shall be affected. Submission of this instrument for examination or signature by Tenant does not constitute an option or offer to lease, and this instrument is not binding until it has been executed and delivered by both parties. If Tenant is comprised of two or more parties, their obligations shall be joint and several. Time is of the essence with respect to the performance of every provision hereof in which time of performance is a factor. So long as Tenant performs its obligations hereunder, Tenant shall have peaceful and quiet possession of the Premises against any party claiming by, through or under Landlord, subject to the terms hereof. Landlord may transfer its interest herein, in which event Landlord shall be released from, Tenant shall look solely to the transferee for the performance of, and the transferee shall be deemed to have assumed, all of Landlord’s obligations to the extent arising or accruing hereunder after the date of such transfer (including the return of any Security Deposit) and Tenant shall attorn to the transferee. Landlord reserves all rights not expressly granted to Tenant hereunder, including the right to make alterations to the Project. No rights to any view or to light or air over any property are granted to Tenant hereunder. The expiration or termination hereof shall not relieve either party of any obligation that accrued before, or continues to accrue after, such expiration or termination.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

CA-BAYHILL 4-7 LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited
liability company, its general partner

By: /s/ John C. Moe
Name: John C. Moe
Title: Market Managing Director

TENANT:

RESPONSYS, INC.,
a Delaware corporation

By:	/s/ Julian Ong
Name:	Julian Ong
Title:	VP, General Counsel
[chairman][president][vice-president]

By:	/s/ Chris Paul
Name:	Chris Paul
Title:	CFO
[secretary][assistant secretary][chief
financial officer][assistant treasurer]

EXHIBIT A

BAYHILL OFFICE CENTER

BAYHILL 6

SAN BRUNO, CALIFORNIA

OUTLINE OF PREMISES

See Attached

EXHIBIT A

EXHIBIT B

BAYHILL OFFICE CENTER

BAYHILL 6

SAN BRUNO, CALIFORNIA

WORK LETTER

As used in this Exhibit B (this “Work Letter”), the following terms shall have the following meanings: “Agreement” means the lease of which this Work Letter is a part. “Premises” means, collectively, the Suite 100 Premises, the Suite 110 Premises, the Suite 200 Premises, the Suite 300 Premises and the Suite 350 Premises. “Tenant Improvements” means the initial Alterations performed by Tenant in order to prepare the Premises for occupancy, regardless of when performed, it being understood and agreed that portions of the Premises will not be delivered to Tenant prior to the Commencement Date. “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1	ALLOWANCE.

1.1      Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance (the “Allowance”) in the amount of Two Million Two Hundred Thirty-Four Thousand Six Hundred Sixty Dollars ($2,234,660.00) to be applied toward the Allowance Items (defined in Section 1.2 below). Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. Notwithstanding any contrary provision hereof, if Tenant fails to use the entire Allowance within eighteen (18) months following Landlord’s delivery of the Suite 200 Premises to Tenant pursuant to Section 3 of Exhibit F to the Lease, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

1.2      Disbursement.

1.2.1     Allowance Items.    Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the “Allowance Items”): (a) the fees of Tenant’s architect and engineers, if any, and any actual out-of-pocket fees reasonably incurred by Landlord for review of Tenant’s plans and specifications (the “Plans”) by Landlord’s third party consultants, not to exceed Tenant Thousand Dollars ($10,000.00); (b) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (c) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, hoisting and trash removal costs, and contractors’ fees and general conditions; (d) the cost of any change to the base, shell or core of the Premises or Building required by the Plans (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Tenant Improvement Work required by Law; (f) the Coordination Fee (defined in Section 2.3 below); (g) sales and use taxes; (h) furniture, cabling, wiring, moving costs and Tenant’s project management expenses; provided that in no event shall more than $166,962.00 of the Allowance be allocated for costs allowed pursuant to this sub-item (h); and (i) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work. The tenant improvement Allowance from later phases may be used to reimburse excess costs incurred by Tenant in earlier phases.

1.2.2     Disbursement.    Subject to the terms hereof, Landlord shall make monthly disbursements of the Allowance for Allowance Items as follows:

1.2.2.1  Monthly Disbursements.  Not more frequently than once per calendar month, Tenant may deliver to Landlord: (i) a request for payment of Tenant’s contractor, approved by Tenant, in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Tenant Improvement Work, detailing the portion of the work completed and the portion not completed (which approved request shall be deemed Tenant’s approval and acceptance of the work and materials described therein); (ii) invoices from all parties providing labor or materials to the Premises; (iii) executed conditional mechanic’s lien releases from all parties providing labor or materials to the Premises (along with unconditional mechanic’s lien releases for any prior payments made pursuant to this paragraph) satisfying California Civil Code § 3262(d); and (iv) all other information reasonably requested by Landlord. Within 30 days after receiving such materials, Landlord shall deliver a check to Tenant, payable jointly to Tenant and its contractor, in the amount of the lesser of (a) the amount requested by Tenant pursuant to the preceding

EXHIBIT B

sentence, less a 10% retention (the aggregate amount of such retentions shall be referred to in this Work Letter as the “Final Retention”), or (b) the amount of any remaining portion of the Allowance (not including the Final Retention). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment request.

1.2.2.2 Final Retention.   Subject to the terms hereof, Landlord shall deliver to Tenant a check for the Final Retention within 30 days after the latest of (a) substantial completion of the Tenant Improvement Work in accordance with the approved plans and specifications; (b) Landlord’s receipt of (i) paid invoices from all parties providing labor or materials to the Premises; (ii) executed unconditional mechanic’s lien releases satisfying California Civil Code §§ 3262(d) and 3262(d)(4); (iii) a certificate from Tenant’s architect, in a form reasonably acceptable to Landlord, certifying that the Tenant Improvement Work has been substantially completed; (iv) evidence that all governmental approvals required for Tenant to legally occupy the Premises have been obtained; and (v) any other information reasonably requested by Landlord; (c) Tenant’s delivery to Landlord of “as built” drawings (in CAD format, if requested by Landlord); or (d) Tenant’s compliance with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, Tenant’s contractor, financial close-out matters, and Tenant’s vendors, which requirements shall be provided to Tenant promptly following commencement of the Tenant Improvement Work. Landlord’s payment of the Final Retention shall not be deemed Landlord’s approval or acceptance of the work or materials described in Tenant’s payment requests.

2	MISCELLANEOUS.

2.1      Applicable Lease Provisions.     The Tenant Improvement Work shall be subject to Sections 7.2 and 7.3, and Article 8, of this Agreement.

2.2      Plans and Specifications.    Landlord shall provide Tenant with notice approving or disapproving any proposed plans and specifications for the Tenant Improvement Work within the Required Period (defined below) after the later of Landlord’s receipt thereof; provided, however, that Landlord shall not withhold its approval of any Tenant Improvements to the extent the same are a natural and logical extension of the improvement shown on the Approved Space Plan. As used herein, “Required Period” means (a) 10 business days in the case of construction drawings, and (b) 5 business days in the case of any other plans and specifications (including a space plan). Any such notice of disapproval shall describe with reasonable specificity the basis of disapproval and the changes that would be necessary to resolve Landlord’s objections.

2.3      Coordination Fee.      In consideration of Landlord’s coordination of the Tenant Improvement Work, Tenant shall pay Landlord a fee (the “Coordination Fee”) in an amount equal to the lesser of (i) 2% of the cost of the Tenant Improvement Work; and (ii) $10,000.00.

2.4      Contractor.    Tenant shall select a contractor (“Contractor”) to construct the Tenant Improvements pursuant to the terms of this Work Letter. Tenant shall select two (2) qualified, licensed and reputable general contractors from a list of general contractors supplied by Landlord, and one (1) additional qualified, licensed and reputable general contractor that is not on Landlord list of general contractors but which is approved in advance by Landlord to perform work in the Building, which approval shall not be unreasonably withheld (each a “Bidding Contractor,” and, collectively, the “Bidding Contractors”), that shall bid on the construction of the Tenant Improvements. Tenant shall select the Contractor from among the Bidding Contractors, subject to Landlord’s approval, not to be unreasonably withheld.

2.5      Tenant Default.   Notwithstanding any contrary provision of this Agreement, during any period in which a Default is continuing beyond any applicable notice and cure period, (a) Landlord’s obligations to make payments of the Allowance under this Work Letter shall be excused, and Landlord may cause Tenant’s contractor to cease performance of the Tenant Improvement Work, until such Default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.

2.6      Other.  This Work Letter shall not apply to any space other than the Premises.

3            LANDLORD’S WORK.      Landlord shall complete the following items in a good and workmanlike manner using Building-standard materials, methods and finishes (collectively, the “Initial Landlord Work”), prior to delivering the Premises, or applicable portion thereof, to Tenant.

3.1      To the extent required in order to allow Tenant to obtain a certificate of occupancy, or its legal equivalent, for the Premises for general office use assuming and normal and customary office occupancy density, at Landlord’s sole cost and expense, cause the (i) main sprinkler loop, main water and sewer trunk lines, and the main HVAC trunk line, and (ii) the Common Areas, including the path of travel from the edge of the property line of the parcel on which the Building is located to the main entrance of

EXHIBIT B

the of Premises (all spaces), to comply with applicable Laws, and other governmental laws and ordinances, and regulations related to handicap access, which were enacted and enforced as of the date of the Lease.

Notwithstanding any contrary provision of this Agreement, the Initial Landlord Work shall be performed at Landlord’s expense and shall not be deemed Tenant Improvements, Tenant Improvement Work or an Allowance Item.

EXHIBIT B

EXHIBIT C

BAYHILL OFFICE CENTER

BAYHILL 6

SAN BRUNO, CALIFORNIA

CONFIRMATION LETTER

                                             , 20

To:

Re:      Office Lease (the “Lease”) dated                     , 20      , between                                                      , a                                                   (“Landlord”), and                                                          , a                                          (“Tenant”), concerning Suite              on the                floor of the building located at                                         ,                                                   California.

Lease ID:

Business Unit Number:

Dear                                 :

In accordance with the Lease, Tenant accepts possession of the Premises and confirms the following:

1.	The Commencement Date is and the Expiration Date is .

2.	The exact number of rentable square feet within the Premises is square feet, subject to Section 2.1.1 of the Lease.

3.	Tenant’s Share, based upon the exact number of rentable square feet within the Premises, is %, subject to Section 2.1.1 of the Lease.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, pursuant to Section 2.1.1 of the Lease, if Tenant fails to execute and return (or, by notice to Landlord, reasonably object to) this letter within ten (10) business days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

“Landlord”:

,
a

By:
Name:
Title:

EXHIBIT C

Agreed and Accepted as of , 201 .

“Tenant”:

,
a

By:
Name:
Title:

EXHIBIT C

EXHIBIT D

BAYHILL OFFICE CENTER

BAYHILL 6

SAN BRUNO, CALIFORNIA

RULES AND REGULATIONS

Tenant shall comply with the following rules and regulations (as modified or supplemented from time to time, the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the nonperformance of any of the Rules and Regulations by any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.        Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two (2) keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices and toilet rooms furnished to or otherwise procured by Tenant, and if any such keys are lost, Tenant shall pay Landlord the reasonable cost of replacing them or of changing the applicable locks if Landlord deems such changes necessary.

2.        All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3.        Landlord may close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant shall cause its employees, agents, contractors, invitees and licensees who use Building doors during such hours to securely close and lock them after such use. Any person entering or leaving the Building during such hours, or when the Building doors are otherwise locked, may be required to sign the Building register, and access to the Building may be refused unless such person has proper identification or has a previously arranged access pass. Landlord will furnish passes to persons for whom Tenant requests them. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. Landlord and its agents shall not be liable for damages for any error with regard to the admission or exclusion of any person to or from the Building. In case of invasion, mob, riot, public excitement or other commotion, Landlord may prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.        No furniture, freight or equipment shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord may prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property. Any damage to the Building, its contents, occupants or invitees resulting from Tenant’s moving or maintaining any such safe or other heavy property shall be the sole responsibility and expense of Tenant (notwithstanding Sections 7 and 10.4 of this Lease).

5.        No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord in its reasonable discretion.

6.        Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7.        No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior consent. Tenant shall not disturb, solicit, peddle or canvass any occupant of the Project.

8.        The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance shall be thrown therein. Notwithstanding Sections 7 and 10.4 of this Lease, Tenant shall bear the expense of any breakage, stoppage or damage resulting from any violation of this rule by Tenant or any of its employees, agents, contractors, invitees or licensees.

EXHIBIT D

9.        Tenant shall not overload the floor of the Premises, or mark, drive nails or screws or drill into the partitions, woodwork or drywall of the Premises, or otherwise deface the Premises, without Landlord’s prior consent. Tenant shall not purchase bottled water, ice, towel, linen, maintenance or other like services from any person not approved by Landlord.

10.      Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated in the Premises without Landlord’s prior consent.

11.      No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises or about the Project, except for such substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all Laws. Without limiting the foregoing, Tenant shall not, without Landlord’s prior consent, use, store, install, disturb, spill, remove, release or dispose of, within or about the Premises or any other portion of the Project, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal. No burning candle or other open flame shall be ignited or kept by Tenant in the Premises or about the Project.

12.      Tenant shall not, without Landlord’s prior consent, use any method of heating or air conditioning other than that supplied by Landlord or installed by Tenant as part of any approved Alterations.

13.      Tenant shall not use or keep any foul or noxious gas or substance in or on the Premises, or occupy or use the Premises in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors or vibrations, or interfere with other occupants or those having business therein, whether by the use of any musical instrument, radio, CD player or otherwise. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14.      Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (other than service animals), birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15.      No cooking shall be done in the Premises, nor shall the Premises be used for lodging, for living quarters or sleeping apartments, or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and invitees, provided that such use complies with all Laws.

16.      The Premises shall not be used for manufacturing or for the storage of merchandise except to the extent such storage may be incidental to the Permitted Use. Tenant shall not occupy the Premises as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics or tobacco, or as a medical office, a barber or manicure shop, or an employment bureau, without Landlord’s prior consent. Tenant shall not engage or pay any employees in the Premises except those actually working for Tenant in the Premises, nor advertise for laborers giving an address at the Premises.

17.      Landlord may exclude from the Project any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs, or who violates any of these Rules and Regulations.

18.      Tenant shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

19.      Tenant shall not waste electricity, water or air conditioning, shall cooperate with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall not attempt to adjust any controls. Tenant shall install and use in the Premises only ENERGY STAR rated equipment, where available. Tenant shall use recycled paper in the Premises to the extent consistent with its business requirements.

20.      Tenant shall store all its trash and garbage inside the Premises. No material shall be placed in the trash or garbage receptacles if, under Law, it may not be disposed of in the ordinary and customary manner of disposing of trash and garbage in the vicinity of the Building. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes at such times as Landlord shall designate. Tenant shall comply with Landlord’s recycling program, if any.

EXHIBIT D

21.      Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22.      Any persons employed by Tenant to do janitorial work shall be subject to Landlord’s prior consent and, while in the Building and outside of the Premises, shall be subject to the control and direction of the Building manager (but not as an agent or employee of such manager or Landlord), and Tenant shall be responsible for all acts of such persons.

23.      No awning or other projection shall be attached to the outside walls of the Building without Landlord’s prior consent. Other than Landlord’s Building-standard window coverings, no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior consent. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings.

24.      Tenant shall not obstruct any sashes, sash doors, skylights, windows or doors that reflect or admit light or air into the halls, passageways or other public places in the Building, nor shall Tenant place any bottles, parcels or other articles on the windowsills.

25.      Tenant must comply with requests by Landlord concerning the informing of their employees of items of importance to the Landlord.

26.      Tenant must comply with the State of California “No-Smoking” law set forth in California Labor Code Section 6404.5 and with any local “No-Smoking” ordinance that is not superseded by such law.

27.      Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by Law.

28.      All office equipment of an electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

29.      Tenant shall not use any hand trucks except those equipped with rubber tires and rubber side guards.

30.      No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without Landlord’s prior consent.

31.      Without Landlord’s prior consent, Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises.

Landlord may from time to time modify or supplement these Rules and Regulations in a manner that, in Landlord’s reasonable judgment, is appropriate for the management, safety, care and cleanliness of the Premises, the Building, the Common Areas and the Project, for the preservation of good order therein, and for the convenience of other occupants and tenants thereof. Landlord may waive any of these Rules and Regulations for the benefit of any tenant, but no such waiver shall be construed as a waiver of such Rule and Regulation in favor of any other tenant nor prevent Landlord from thereafter enforcing such Rule and Regulation against any tenant.

EXHIBIT D

EXHIBIT E

BAYHILL OFFICE CENTER

BAYHILL 6

SAN BRUNO, CALIFORNIA

JUDICIAL REFERENCE

IF THE JURY-WAIVER PROVISIONS OF SECTION 25.8 OF THIS LEASE ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THE PROVISIONS SET FORTH BELOW SHALL APPLY.

It is the desire and intention of the parties to agree upon a mechanism and procedure under which controversies and disputes arising out of this Lease or related to the Premises will be resolved in a prompt and expeditious manner. Accordingly, except with respect to actions for unlawful or forcible detainer or with respect to the prejudgment remedy of attachment, any action, proceeding or counterclaim brought by either party hereto against the other (and/or against its officers, directors, employees, agents or subsidiaries or affiliated entities) on any matters arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, whether sounding in contract, tort, or otherwise, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive (as same may be amended, or any successor statute(s) thereto) (the “Referee Sections”). Any fee to initiate the judicial reference proceedings and all fees charged and costs incurred by the referee shall be paid by the party initiating such procedure (except that if a reporter is requested by either party, then a reporter shall be present at all proceedings where requested and the fees of such reporter – except for copies ordered by the other parties – shall be borne by the party requesting the reporter); provided however, that allocation of the costs and fees, including any initiation fee, of such proceeding shall be ultimately determined in accordance with Section 25.6 of this Lease. The venue of the proceedings shall be in the county in which the Premises is located. Within 10 days of receipt by any party of a request to resolve any dispute or controversy pursuant to this Exhibit E, the parties shall agree upon a single referee who shall try all issues, whether of fact or law, and report a finding and judgment on such issues as required by the Referee Sections. If the parties are unable to agree upon a referee within such 10-day period, then any party may thereafter file a lawsuit in the county in which the Premises is located for the purpose of appointment of a referee under the Referee Sections. If the referee is appointed by the court, the referee shall be a neutral and impartial retired judge with substantial experience in the relevant matters to be determined, from Jams/Endispute, Inc., ADR Services, Inc. or a similar mediation/arbitration entity approved by each party in its sole and absolute discretion. The proposed referee may be challenged by any party for any of the grounds listed in the Referee Sections. The referee shall have the power to decide all issues of fact and law and report his or her decision on such issues, and to issue all recognized remedies available at law or in equity for any cause of action that is before the referee, including an award of attorneys’ fees and costs in accordance with this Lease. The referee shall not, however, have the power to award punitive damages, nor any other damages that are not permitted by the express provisions of this Lease, and the parties waive any right to recover any such damages. The parties may conduct all discovery as provided in the California Code of Civil Procedure, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge, with rights to regulate discovery and to issue and enforce subpoenas, protective orders and other limitations on discovery available under California Law. The reference proceeding shall be conducted in accordance with California Law (including the rules of evidence), and in all regards, the referee shall follow California Law applicable at the time of the reference proceeding. The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms of this Exhibit E. In this regard, the parties agree that the parties and the referee shall use best efforts to ensure that (a) discovery be conducted for a period no longer than 6 months from the date the referee is appointed, excluding motions regarding discovery, and (b) a trial date be set within 9 months of the date the referee is appointed. In accordance with Section 644 of the California Code of Civil Procedure, the decision of the referee upon the whole issue must stand as the decision of the court, and upon the filing of the statement of decision with the clerk of the court, or with the judge if there is no clerk, judgment may be entered thereon in the same manner as if the action had been tried by the court. Any decision of the referee and/or judgment or other order entered thereon shall be appealable to the same extent and in the same manner that such decision, judgment, or order would be appealable if rendered by a judge of the superior court in which venue is proper hereunder. The referee shall in his/her statement of decision set forth his/her findings of fact and conclusions of law. The parties intend this general reference agreement to be specifically enforceable in accordance with the Code of Civil Procedure. Nothing in this Exhibit E shall prejudice the right of any party to obtain provisional

EXHIBIT E

relief or other equitable remedies from a court of competent jurisdiction as shall otherwise be available under the Code of Civil Procedure and/or applicable court rules.

EXHIBIT E

EXHIBIT F

BAYHILL OFFICE CENTER

BAYHILL 6

SAN BRUNO, CALIFORNIA

ADDITIONAL PROVISIONS

1.

Asbestos Notification.  Tenant acknowledges that it has received the asbestos notification letter attached to this Lease as Exhibit G, disclosing the existence of asbestos in the Building. Tenant agrees to comply with the California “Connelly Act” and other applicable laws, including by providing copies of Landlord’s asbestos notification letter to all of Tenant’s “employees” and “owners”, as those terms are defined in the Connelly Act and other applicable laws.

2.	Deferred Space 1.

2.1	Deferred Space 1 Commencement.

2.1.1.

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Deferred Space 1. Except as otherwise provided below, the term with respect to the Deferred Space 1 shall commence on October 1, 2012 (the “Deferred Space 1 Commencement Date”) and, unless earlier terminated in accordance with the Lease, end on the Lease Expiration Date; provided, however, if Landlord fails to deliver any or all of the Deferred Space 1 to Tenant in the condition required under the Lease on or before July 1, 2012, then the foregoing date set forth in sub-item (ii) shall be extended until the date which is ninety (90) days following the date on which Landlord delivers possession of the Deferred Space 1 to Tenant in the condition required under the Lease. Effective as of the Deferred Space 1 Commencement Date, the Deferred Space 1 shall be deemed to be a part of the Premises.

2.1.2.

Notwithstanding anything to the contrary set forth herein, to the extent that Landlord fails to deliver Tenant possession of the Deferred Space 1 on or before July 1, 2012, for any reason, including without limitation, holdover by the prior occupant, then except with respect to a delay in the Deferred Space 1 Commencement Date as set forth in Section 2.1.1, above, such delay shall not constitute a default under the Lease or subject Landlord to any liability for any loss or damage resulting therefrom. The date upon which the Deferred Space 1 Commencement Date occurs shall neither accelerate nor delay the Lease Expiration Date under the Lease. The Delivery of the Deferred Space 1 to Tenant shall be solely for the purpose of Tenant constructing the Tenant Improvements therein pursuant to the terms of Exhibit B, attached to the Lease, and for the purpose of Tenant installing its furniture, equipment and fixtures (including Tenant’s data and telephone equipment) in the Deferred Space 1. In no event shall Tenant have the right to conduct business from the Deferred Space 1, or any portion thereof, prior to the Deferred Space 1 Commencement Date.

2.2

Base Rent.   Tenant shall pay Landlord Base Rent for the Deferred Space 1 in accordance with the Base Rent schedule set forth in Section 1.4 of the Lease, from and after the Deferred Space 1 Commencement Date.

2.3

Direct Expenses.   Effective as of the Deferred Space 1 Commencement Date and ending on the Lease Expiration Date, Tenant shall pay Tenant’s Share of Direct Expenses for the Deferred Space 1 on the same terms and conditions as are set forth in the Lease, provided that Tenant’s Share of Direct Expenses shall be as set forth in Section 1.6 of the Lease.

2.4	Improvements to Deferred Space 1.

2.4.1

Condition of Deferred Space 1.    Tenant has inspected the Deferred Space 1 and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Section 2.4.

2.4.2	Responsibility for Improvements to Deferred Space 1. Tenant may perform improvements to the Deferred Space 1 in accordance with the Tenant Work Letter attached to the Lease as Exhibit B.

EXHIBIT F

2.5

Early Access to Deferred Space 1. Tenant shall be permitted to take possession of the Deferred Space 1 before the Deferred Space 1 Commencement Date for the purpose of constructing the Tenant Improvements in the Deferred Space 1, and such possession shall be subject to the terms and conditions of the Lease other than the obligation to pay Base Rent and Additional Rent (except for the cost of services requested by Tenant (e.g., after hours HVAC usage)) applicable to the Deferred Space 1 prior to the Deferred Space 1 Commencement Date.

3.	Deferred Space 2.

3.1	Deferred Space 2 Commencement.

3.1.1.

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Deferred Space 2. Except as otherwise provided below, the term with respect to the Deferred Space 2 shall commence on April 1, 2013 (the “Deferred Space 2 Commencement Date”) and, unless earlier terminated in accordance with the Lease, end on the Lease Expiration Date; provided, however, if Landlord fails to deliver any or all of the Deferred Space 2 to Tenant in the condition required under the Lease on or before January 1, 2013, then the foregoing date set forth in sub-item (ii) shall be extended until the date which is ninety (90) days following the date on which Landlord delivers possession of the Deferred Space 2 to Tenant in the condition required under the Lease. Effective as of the Deferred Space 2 Commencement Date, the Deferred Space 2 shall be deemed to be a part of the Premises.

3.1.2.

Notwithstanding anything to the contrary set forth herein, to the extent that Landlord fails to deliver Tenant possession of the Deferred Space 2 on or before January 1, 2013, for any reason, including without limitation, holdover by the prior occupant, then except with respect to a delay in the Deferred Space 2 Commencement Date as set forth in Section 3.1.1, above, such delay shall not constitute a default under the Lease or subject Landlord to any liability for any loss or damage resulting therefrom. The date upon which the Deferred Space 2 Commencement Date occurs shall neither accelerate nor delay the Lease Expiration Date under the Lease. The Delivery of the Deferred Space 2 to Tenant shall be solely for the purpose of Tenant constructing the Tenant Improvements therein pursuant to the terms of Exhibit B, attached to the Lease, and for the purpose of Tenant installing its furniture, equipment and fixtures (including Tenant’s data and telephone equipment) in the Deferred Space 2. In no event shall Tenant have the right to conduct business from the Deferred Space 2, or any portion thereof, prior to the Deferred Space 2 Commencement Date.

3.2

Base Rent.   Tenant shall pay Landlord Base Rent for the Deferred Space 2 in accordance with the Base Rent schedule set forth in Section 1.4 of the Lease, from and after the Deferred Space 2 Commencement Date.

3.3

Direct Expenses.   Effective as of the Deferred Space 2 Commencement Date and ending on the Lease Expiration Date, Tenant shall pay Tenant’s Share of Direct Expenses for the Deferred Space 2 on the same terms and conditions as are set forth in the Lease, provided that Tenant’s Share of Direct Expenses shall be as set forth in Section 1.6 of the Lease.

3.4	Improvements to Deferred Space 2.

3.4.1

Condition of Deferred Space 2.    Tenant has inspected the Deferred Space 2 and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Section 2.4.

3.4.2	Responsibility for Improvements to Deferred Space 2. Tenant may perform improvements to the Deferred Space 2 in accordance with the Tenant Work Letter attached to the Lease as Exhibit B.

3.5

Early Access to Deferred Space 2.  Tenant shall be permitted to take possession of the Deferred Space 2 before the Deferred Space 2 Commencement Date for the purpose of constructing the Tenant Improvements in the Deferred Space 2, and such possession shall be subject to the terms and conditions of the Lease other than the obligation to pay Base Rent and Additional Rent (except for the cost of services requested by Tenant (e.g., after

EXHIBIT F

hours HVAC usage)) applicable to the Deferred Space 2 prior to the Deferred Space 2 Commencement Date.

4.	Give-Back Space.

4.1          In General.    Landlord and Tenant hereby acknowledge and agree that, within five (5) business days after the Deferred Space 2 Commencement Date (the “Give-Back Date”), notwithstanding anything in the Lease to the contrary, Tenant shall vacate and surrender and deliver to Landlord exclusive possession of the Suite 100 Premises and the Suite 110 Premises (the “Give-Back Space”), in accordance with, and in the condition required pursuant to, the terms of the Lease, and Tenant’s lease of the Give-Back Space shall terminate and be of no further force or effect effective as of the Give-Back Date. Accordingly, effective as of the Give-Back Date, the Give Back Space shall no longer be a part of the Premises, and Landlord and Tenant shall be relieved of their respective obligations under the Lease with respect to the Give-Back Space, except those obligations under the Lease which relate to the term of Tenant’s lease of the Give-Back Space on or prior to the Give-Back Date and/or which specifically survive the expiration of the Lease, including, without limitation, the payment of all Rent due with respect to the Give-Back Space up to and including the Give-Back Date. Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Premises from and after the Deferred Space 2 Commencement Date shall be as set forth in this Section 1.2.2 of the Lease. In the event Tenant does not timely vacate the Give-Back Space in accordance with the terms hereof, then the terms and conditions of Section 16 of the Lease shall apply with respect thereto.

4.2          Representations of Tenant.   Tenant represents and warrants to Landlord that as of the Give-Back Date, (i) Tenant shall not have sublet the Give-Back Space nor assigned all or any portion of its interest in the Lease with respect thereto, and (ii) there shall not be any mechanics’ liens, or other liens encumbering all or any portion of the Give-Back Space, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors, assigns or subtenants. The representations and warranties set forth in this Section 4.2 shall survive the termination of Tenant’s lease of the Give-Back Space and Tenant shall be liable to Landlord for any inaccuracies or any breach thereof.

4.3          Tenant’s Right to Retain the Suite 100 Premises.   Tenant shall have the right, by delivering written notice to Landlord on or before August 31, 2012 (a “Suite 100 Retention Notice”), to continue to lease the Suite 100 Premises from and after the Deferred Space 2 Commencement Date. If Tenant timely delivers a Suite 100 Retention Notice, then (i) the Give-Back Space shall consist of only the Suite 110 Premises, and (ii) Landlord and Tenant shall execute an amendment to the Lease whereby, from and after the Deferred Space 2 Commencement Date, (a) the Suite 100 Premises shall continue to be part of the Premises, (b) the Base Rent schedule set forth in Section 1.4 of the Lease shall be revised to reflect the increase in square footage of the Premises from and after the Deferred Space 2 Commencement Date, based on the Base Rent applicable to the Suite 100 Premises on a per rentable square foot basis from and after the Deferred Space 2 Commencement Date being identical to the applicable Base Rent rate per rentable square foot for the remainder of the Premises as set forth in Section 1.4 of the Lease, (c) Tenant’s Share, as set forth in Section 1.6 of the Lease, shall be revised to reflect the inclusion of the Suite 100 Premises as part of the Premises from and after the Deferred Space 2 Commencement Date, and (d) the Allowance, as set forth in Section 1.1 of Exhibit B to the Lease, shall be increased by an amount equal to Three Hundred Eighty-Two Thousand One Hundred Seventy Dollars ($382,170.00) to a total Tenant Improvement Allowance of Two Million Six Hundred Sixteen Thousand Eight Hundred and Thirty Dollars ($2,616,830.00).

5.	Right of First Offer.

5.1	Grant of Option; Conditions.

5.1.1

Subject to the terms of this Section 5.1, Tenant shall have an ongoing right of first offer (“Right of First Offer”) with respect to each of the following suites (and with respect to each portion of each such suite) (each such suite or portion thereof, a “Potential Offering Space”): (i) to the extent Tenant does not deliver a Suite 100 Retention Notice pursuant to Section 4.3, above, the Suite 100 Premises, and (ii) the Suite 110 Premises. Tenant’s Right of First Offer shall be exercised as follows: At any time after Landlord has determined that a Potential Offering Space has become Available (defined below), but before leasing such Potential Offering Space to a third party, Landlord shall provide Tenant with written notice (the “Advice”) advising Tenant of the terms under which Landlord is prepared to lease such Potential Offering Space (an “Offering Space”) to Tenant for the remainder of the Term, which terms shall reflect ninety-five percent (95%) of the Prevailing Market (hereinafter defined) rate for such Offering Space as reasonably determined by Landlord. For purposes hereof, a Potential Offering Space shall be deemed to become “Available” as follows: (i) if such Potential Offering Space is not under lease to a third party as of the

EXHIBIT F

date of mutual execution and delivery of the Lease, such Potential Offering Space shall be deemed to become Available when Landlord has located a prospective tenant for such Potential Offering Space as evidence by an exchange of written lease proposals; and (ii) if such Potential Offering Space is under lease to a third party as of, or at any time after, the date of mutual execution and delivery of the Lease, such Potential Offering Space shall be deemed to become Available when Landlord has determined that the third-party tenant of such Potential Offering Space, and any occupant of such Potential Offering Space claiming under such third-party tenant, will not extend or renew the term of its lease, or enter into a new lease, for such Potential Offering Space. Tenant may lease any Offering Space in its entirety only (except that if Landlord notices Tenant on both the Suite 100 Premises and the Suite 110 Premises, Tenant may elect to exercise its right of first offer with respect to one such space and not the other), under the terms set forth in the Advice, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within five (5) business days after the date of the Advice.

5.1.2

Notwithstanding any contrary provision hereof, Tenant shall have no Right of First Offer, and Landlord shall not be required to provide Tenant with an Advice, with respect to any Potential Offering Space, if:

1.	Tenant is in default under the Lease beyond any applicable cure period when Landlord would otherwise deliver the Advice; or

2.	Twenty-five percent (25%) or more of the Premises is sublet (other than to an Affiliate of Tenant) when Landlord would otherwise deliver the Advice; or

3.	the Lease has been assigned before the date on which Landlord would otherwise deliver the Advice; or

4.	Landlord has delivered an Advice to Tenant with respect to all or any portion of the Potential Offering Space at any time on the preceding six (6) month period.

5.2	Terms for Offering Space.

5.2.1

The term for the Offering Space shall commence on the commencement date stated in the Advice and thereupon the Offering Space shall be considered a part of the Premises subject to the provisions of the Lease; provided, however, that the provisions of the Advice shall prevail to the extent they conflict with the provisions of the Lease.

5.2.2

Tenant shall pay Base Rent for the Offering Space in accordance with the provisions of the Advice, which provisions shall reflect the ninety-five percent (95%) of the net effective Prevailing Market rate for the Offering Space as determined in Landlord’s reasonable judgment.

5.2.3

Tenant shall pay Tenant’s Share of Expenses and Taxes for the Offering Space in accordance with the Lease. The Base Year for Expenses and Taxes with respect to the Offering Space shall be the calendar year in which the term of Tenant’s lease of such space commences.

5.2.4

Except as may be otherwise provided in the Advice, the Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for the Offering Space commences. If Landlord is delayed in delivering possession of the Offering Space by any holdover or unlawful possession of the Offering Space by any party, Landlord shall use reasonable efforts to obtain possession of the Offering Space, and the commencement date of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party.

5.3.

Termination of Right of First Offer.    The rights of Tenant hereunder with respect to any Potential Offering Space shall terminate on the fifth (5th) anniversary of the Commencement Date (unless Tenant has exercised its Extension Option (defined in

EXHIBIT F

Section 6 below) and Landlord and Tenant have agreed upon the Prevailing Market (defined in Section 5 below) rate for the Premises during the Extension Term (defined in Section 5 below), in which event the date shall be one (1) year before the scheduled expiration date of the Extension Term). In addition, in any particular instance in which any Potential Offering Space becomes Available, the rights of Tenant hereunder with respect to the applicable Advice delivered by Landlord to Tenant pursuant to Section 5.1.1, above, shall terminate on the earlier to occur of (i) Tenant’s failure to exercise its Right of First Offer with respect to such Potential Offering Space (or any larger Potential Offering Space containing such Potential Offering Space) within the five (5)-day period provided in Section 5.1.1 above, or (ii) the date on which Landlord would have provided Tenant an Advice for such Potential Offering Space if Tenant had not been in violation of one or more of the conditions set forth in Section 5.1.2 above; provided, however, following Landlord’s leasing of such Potential Offering Space, Tenant shall continue to have the rights hereunder in the event the applicable Potential Offering Space again becomes Available. In addition, if (a) Landlord provides Tenant with an Advice for any Offering Space that contains a right of first offer, right of first refusal, expansion option or other expansion right with respect to any other Potential Offering Space, (b) Tenant does not exercise its Right of First Offer to lease such Offering Space pursuant to such Advice, and (c) Landlord grants such expansion right to a third party that leases such Offering Space, then Tenant’s Right of First Offer with respect to such other Potential Offering Space shall be subject and subordinate to such expansion right in favor of such third party.

5.4.

Offering Amendment.   If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant’s Share and other appropriate terms in accordance with this Section 5. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

5.5.

Definition of Prevailing Market.   For purposes of this Section 5, “Prevailing Market” means the annual rental rate per square foot for space comparable to the Offering Space in the Building and first-class office buildings comparable to the Building in the San Bruno/Burlingame area under leases and renewal and expansion amendments being entered into in the prior nine (9) months that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes; provided, however, Landlord and Tenant agree that, because the Base Rent and Additional Rent for the Offering Space is being discounted by five percent (5%) pursuant to Section 5.2.2, above, and because the five percent (5%) discount is being provided to Tenant to compensate for the above-market “load factor” (as that term is defined based on custom and practice in connection with the measurement of office space) of space in the Building, for purposes of determining the Prevailing Market, the Offering Space shall be deemed to have a market load factor. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the Offering Space; (ii) the space is encumbered by the option rights of another tenant; or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable. The Base Year for the Offering Space will be set to the calendar year that the commencement date of Tenant’s lease of the Offering Space occurs except that if the commencement date for the Offering Space takes place in September, October, November or December of a calendar year, then the Base Year will be set to the next calendar year, and the Base Year for the Offering Space shall be a factor in the determination of Prevailing Market.

5.6.

Subordination.   Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) currently set forth in that certain lease by and between Landlord and Cisco.

6.	Extension Option.

6.1.	Grant of Option; Conditions. Tenant shall have the right (the “Extension Option”) to extend the Term for one additional period of five (5) years commencing on the day

EXHIBIT F

following the Expiration Date and ending on the fifth (5th) anniversary of the Expiration Date (the “Extension Term”), if:

6.1.1

Not less than eleven (11) and not more than fourteen (14) full calendar months before the Expiration Date, Tenant delivers written notice to Landlord (the “Extension Notice”) electing to exercise the Extension Option and stating Tenant’s estimate of the Prevailing Market (defined in Section 6.5 below) rate for the Extension Term;

6.1.2	No Default is continuing at the time Tenant delivers the Extension Notice;

6.1.3	No more than 20% of the Premises is sublet (other than in connection with a Permitted Transfer) when Tenant delivers the Extension Notice; and

6.1.4	The Lease has not been assigned, other than in connection with a Permitted Transfer, before Tenant delivers the Extension Notice.

6.2.	Terms Applicable to Extension Term.

6.2.1	During the Extension Term, the Base Rent per rentable square foot shall be equal to ninety-five percent (95%) of the net effective Prevailing Market rate per rentable square foot.

6.2.2

During the Extension Term Tenant shall pay Tenant’s Share of Expenses and Taxes for the Premises in accordance with the Lease. During the Extension Term the Base Year for Expenses and Taxes shall be adjusted as provided in Section 6.5 below.

6.2.3	No free rent, construction allowance or similar concession shall apply to the Extension Term, unless negotiated between the parties.

6.3.	Procedure for Determining Prevailing Market.

6.3.1

Initial Procedure. Within 30 days after receiving the Extension Notice, Landlord shall give Tenant either (i) written notice (“Landlord’s Binding Notice”) accepting Tenant’s estimate of the Prevailing Market rate for the Extension Term stated in the Extension Notice, or (ii) written notice (“Landlord’s Rejection Notice”) rejecting such estimate and stating Landlord’s estimate of the Prevailing Market rate for the Extension Term. If Landlord gives Tenant a Landlord’s Rejection Notice, Tenant, within 15 days thereafter, shall give Landlord (i) written notice (“Tenant’s Binding Notice”) accepting Landlord’s estimate of the Prevailing Market rate for the Extension Term stated in such Landlord’s Rejection Notice, (ii) written notice (“Tenant’s Rejection Notice”) rejecting such estimate, or (iii) written notice (“Tenant’s Revocation Notice”) revoking Tenant’s Extension Notice, in which event Tenant’s Extension Notice shall be deemed null and Tenant shall thereafter have no right to extend the Term pursuant to this Section 6. If Tenant fails to timely deliver a Tenant’s Binding Notice, Tenant’s Rejection Notice or a Tenant’s Revocation Notice, then Tenant shall be deemed to have delivered a Tenant’s Rejection Notice. If Tenant gives (or is deemed to have given) Landlord a Tenant’s Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate for the Extension Term. If, within 30 days after delivery of a Tenant’s Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, the provisions of Section 6.3.2 below shall apply.

6.3.2	Dispute Resolution Procedure.

1.

If, within 30 days after delivery of a Tenant’s Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, Landlord and Tenant, within five (5) days thereafter, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Extension Term (collectively, the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, the Prevailing Market rate shall be deemed to be the average of the two Estimates. Otherwise, within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Extension Term. Each appraiser so

EXHIBIT F

selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous 10 years as a real estate appraiser working in the commercial/industrial market in the Northern Peninsula market area of San Mateo County, California, with working knowledge of current rental rates and leasing practices relating to office buildings similar to the Building. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.

If each party selects an appraiser in accordance with Section 6.3.2.1 above, the parties shall cause their respective appraisers to work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Extension Term. The Estimate, if any, so agreed upon by such appraisers shall be final and binding on both parties as the Prevailing Market rate for the Extension Term and may be entered in a court of competent jurisdiction. If the appraisers fail to reach such agreement within 20 days after their selection, then, within 10 days after the expiration of such 20-day period, the parties shall instruct the appraisers to select a third appraiser meeting the above criteria (and if the appraisers fail to agree upon such third appraiser within 10 days after being so instructed, either party may cause a court of competent jurisdiction to select such third appraiser). Promptly upon selection of such third appraiser, the parties shall instruct such appraiser (or, if only one of the parties has selected an appraiser within the 7-day period described above, then promptly after the expiration of such 7-day period the parties shall instruct such appraiser) to determine, as soon as practicable but in any case within 14 days after his selection, which of the two Estimates most closely reflects the Prevailing Market rate. Such determination by such appraiser (the “Final Appraiser”) shall be final and binding on both parties as the Prevailing Market rate for the Extension Term and may be entered in a court of competent jurisdiction. If the Final Appraiser believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the Final Appraiser and of any experts retained by the Final Appraiser. Any fees of any other appraiser, counsel or expert engaged by Landlord or Tenant shall be borne by the party retaining such appraiser, counsel or expert.

6.3.3

If the Prevailing Market rate has not been determined by the commencement date of the Extension Term, Tenant shall pay Base Rent for the Extension Term upon the terms and conditions in effect during the last month ending on or before the Expiration Date until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Extension Term shall be retroactively adjusted. If such adjustment results in an under- or overpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the next Base Rent due under the Lease.

6.4.

Extension Amendment. If Tenant is entitled to and properly exercises its Extension Option, and if the Prevailing Market rate for the Extension Term is determined in accordance with Section 6.3 above, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (the “Extension Amendment”) reflecting changes in the Base Rent, the Term, the Expiration Date, and other appropriate terms, and Tenant shall execute and return the Extension Amendment to Landlord within 15 days after receiving it. Notwithstanding the foregoing, upon determination of the Prevailing Market rate for the Extension Term in accordance with Section 6.3 above, an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

EXHIBIT F

6.5.

Definition of Prevailing Market. For purposes of this Extension Option, “Prevailing Market” shall mean the arms-length, fair-market, initial annual rental rate per rentable square foot under extension and renewal leases and amendments entered into in the prior twelve (12) months which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and other first-class office buildings comparable to the Building in the San Bruno, Burlingame, South San Francisco and Brisbane, California areas. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; provided, however, Landlord and Tenant agree that, because the Base Rent for the Premises during the Extension Term is being discounted by five percent (5%) pursuant to Section 6.2.2, above, and because the five percent (5%) discount is being provided to Tenant to compensate for the above-market “load factor” (as that term is defined based on custom and practice in connection with the measurement of office space) of space in the Building, for purposes of determining the Prevailing Market, the Premises shall be deemed to have a market load factor. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease. The Base Year for the Offering Space will be set to the calendar year that the commencement of the Extension Term occurs, except that if the commencement date of the Extension Term occurs in September, October, November or December of a calendar year, then the Base Year will be set to the next calendar year, and the Base Year for the Premises shall be a factor in the determination of Prevailing Market.

EXHIBIT F

EXHIBIT G

BAYHILL OFFICE CENTER

BAYHILL 6

SAN BRUNO, CALIFORNIA

ASBESTOS NOTIFICATION

Asbestos-containing materials (“ACMs”) were historically commonly used in the construction of commercial buildings across the country. ACMs were commonly used because of their beneficial qualities; ACMs are fire-resistant and provide good noise and temperature insulation.

Some common types of ACMs include surfacing materials (such as spray-on fireproofing, stucco, plaster and textured paint), flooring materials (such as vinyl floor tile and vinyl floor sheeting) and their associated mastics, carpet mastic, thermal system insulation (such as pipe or duct wrap, boiler wrap and cooling tower insulation), roofing materials, drywall, drywall joint tape and drywall joint compound, acoustic ceiling tiles, transite board, base cove and associated mastic, caulking, window glazing and fire doors. These materials are not required under law to be removed from any building (except prior to demolition and certain renovation projects). Moreover, ACMs generally are not thought to present a threat to human health unless they cause a release of asbestos fibers into the air, which does not typically occur unless (1) the ACMs are in a deteriorated condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities).

It is possible that some of the various types of ACMs noted above (or other types) are present at various locations in the Building. Anyone who finds any such materials in the building should assume them to contain asbestos unless those materials are properly tested and determined to be otherwise. In addition, Landlord has identified the presence of certain ACMs in the Building. For information about the specific types and locations of these identified ACMs, please contact the Building manager. The Building manager maintains records of the Building’s asbestos information including any Building asbestos surveys, sampling and abatement reports. This information is maintained as part of Landlord’s asbestos Operations and Maintenance Plan (“O&M Plan”).

The O&M Plan is designed to minimize the potential of any harmful asbestos exposure to any person in the building. Because Landlord is not a physician, scientist or industrial hygienist, Landlord has no special knowledge of the health impact of exposure to asbestos. Therefore, Landlord hired an independent environmental consulting firm to prepare the Building’s O&M Plan. The O&M Plan includes a schedule of actions to be taken in order to (1) maintain any building ACMs in good condition, and (2) to prevent any significant disturbance of such ACMs. Appropriate Landlord personnel receive regular periodic training on how to properly administer the O&M Plan.

The O&M Plan describes the risks associated with asbestos exposure and how to prevent such exposure. The O&M Plan describes those risks, in general, as follows: asbestos is not a significant health concern unless asbestos fibers are released and inhaled. If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis and cancer) increases. However, measures taken to minimize exposure and consequently minimize the accumulation of fibers, can reduce the risk of adverse health effects.

The O&M Plan also describes a number of activities which should be avoided in order to prevent a release of asbestos fibers. In particular, some of the activities which may present a health risk (because those activities may cause an airborne release of asbestos fibers) include moving, drilling, boring or otherwise disturbing ACMs. Consequently, such activities should not be attempted by any person not qualified to handle ACMs. In other words, the approval of Building management must be obtained prior to engaging in any such activities. Please contact the Building manager for more information in this regard. A copy of the written O&M Plan for the Building is located in the Building Management Office and, upon your request, will be made available to tenants to review and copy during regular business hours.

Because of the presence of ACM in the Building, Landlord is also providing the following warning, which is commonly known as a California Proposition 65 warning:

WARNING: This building contains asbestos, a chemical known to the State of California to cause cancer.

Please contact the Building manager with any questions regarding the contents of this Exhibit G.

EXHIBIT G

EXHIBIT H

BAYHILL OFFICE CENTER

BAYHILL 6

SAN BRUNO, CALIFORNIA

INTENTIONALLY OMITTED

EXHIBIT H

EXHIBIT I

BAYHILL OFFICE CENTER

BAYHILL 6

SAN BRUNO, CALIFORNIA

JANITORIAL SPECIFICATIONS

EXHIBIT I

JANITORIAL CLEANING SPECIFICATIONS

In addition to the Contractor Requirements called out in Exhibit G, the below frequencies will be considered as a minimum level of service to be provided to the buildings. In some cases, a greater level of service may be required to provide a clean and well maintained building, and we look to you as the cleaning expert to assure we are providing a clean building to our customers. Clean is clean.

Janitorial services will cover the specifications as follows and it is expected that all building areas will be maintained and the necessary spot cleanings performed to ensure the continued satisfaction of the Client and employee base Services shall include, but not be limited to, the following:

OFFICE AREAS (All Floors)

Nightly Services (Five (5) nights per week)

•	Empty all waste receptacles, including deskside recycling. Clean, and reline when needed. Remove material to designated areas.
•	Remove large centrally located recycling bins when full (see twice weekly).
•

Vacuum all carpeted main traffic and common use areas, including conference rooms, reception areas, interior stairwells, hallways and corridors with the exception of individual offices (see twice weekly).

•	Spot vacuum/clean all other areas as needed.
•	Wash and sanitize all drinking fountains.
•	Damp mop spillage in uncarpeted office areas.
•	Spot clean carpets to remove light spillage. Report large spills and stains to supervisor.
•	Assure all designated locked doors are closed after area has been cleaned.
•	Activate all alarm systems as instructed by occupant (if applicable).
•	Arrange chairs at desk and conference room tables and turn off lights upon exiting.
•	Clean conference room tables and remove any remaining food items.
•	Clean and sweep all lunchroom/eating areas. Wash and wipe tables and counter tops and clean sinks.
•	Remove scuff marks on floor as needed.

Twice Weekly Services (two times each week)

•	Empty large recycling material container when container is full.
•	Vacuum all carpeted areas completely, private offices and cubicle interiors, desk area spaces and under waste containers.
•

Dust and wipe clean with damp or treated cloth all office furniture, files, and cubicle partition tops, picture frames, window sills, mullions, frames, etc. (DO NOT MOVE PAPERS OR OTHER ITEMS ON DESK TOPS OR SHELVES).

•	Remove all linger marks and smudges from all vertical surfaces, including doors, door frames, around light switches, private entrance glass, and partitions.
•	Damp wipe and polish all glass furniture tops.
•	Damp mop hard surfaced floors and/or uncarpeted surface floors.

All terms and conditions of the Services Contract to which this is attached are deemed incorporated and made a part hereof.

•	Sweep uncarpeted floors employing dust control techniques with exception of lunchroom/break area (which is to be performed nightly).

Monthly Services

•

Dust, wipe and clean chair bases and arms, telephone receivers, cubicle, shelves, window sills, ledges and all other horizontal surfaces as needed to maintain a clean appearance (DO NOT MOVE PAPERS OR OTHER ITEMS ON DESK TOPS OR SHELVES).

•	Edge vacuum all carpeted areas, as needed. (more frequently, if needed on dark carpets – clean is clean.)
•	Dust ceiling vents, air diffusers and surfaces above 7 feet.

Quarterly Services

•	Scrub and Wax all hard surface floors, (carpet shampooing will be completed upon request and billed separately)

Annual Services

•	Strip and Wax all hard surface floors

RESTROOMS

Nightly Services (Five (5) nights per week)

•	Clean and sanitize all mirrors, bright work, countertops and enameled surfaces.
•	Wash and disinfect all basins, urinals, bowls (cleaning underside of rim) and fixtures using scouring powder to remove stains.
•	Wash both sides of all toilet seats with soap and/or disinfectant.
•	Clean all bright work, piping, toilet seat hinges, and other metal.
•	Empty, clean, and damp wipe all waste receptacles.
•	Sweep, wet mop, and sanitize entire floor, including around toilet seats and under urinals.
•	Damp wipe/dust all walls, partitions, doors, and outside surfaces of all dispensers, as needed.
•	Fill toilet paper, soap, towels, and sanitary napkin dispensers (if applicable).
•	Wash and disinfect all showers including shower walls, floors, bright work, and doors (if applicable).
•	Replace trash liner.

Weekly Services

•	Flush water through drain P-trap weekly to ensure elimination of odor.

Monthly Services

•	Machine scrub all hard surface floors.
•	Dust ceiling vents, air diffusers and surfaces above 7 feet.

All terms and conditions of the Services Contract to which this is attached are deemed incorporated and made a part hereof.

LOBBY, ELEVATOR, CORRIDOR, INTERIOR STAIRWAYS (EXCLUDING EMERGENCY EXIT STAIRWAYS) AND ENTRANCE AREAS

Nightly Service (Five (5) nights per week)

•	Sweep and spot mop all stone, vinyl or composition lobby floors.
•	Vacuum and spot clean all carpeted floor and mats.
•	Dust and polish all bright work, including mirrors and elevator call buttons.
•	Dust and polish all metal surfaces in elevators, including tracks, and elevator doors.
•	Vacuum and spot clean all carpet in elevators, including edging
•	Clean and polish all trash receptacles.
•	Dust all fire extinguisher cabinets and/or units.
•	Spot clean all doors.
•	All furniture should be cleaned as necessary (including directories).
•	Wash, disinfect and dry polish water coolers (if applicable).
•	Clean glass entrance doors, and tracks (if applicable).
•	Spot sweep and/or spot vacuum all interior stairways (excluding emergency exit stairways) and landings (if applicable).

Twice Weekly Services (two times each week)

•	Wet mop all stone, vinyl or composition lobby floors (daily spot mopping may satisfy this need).
•	Sweep and/or vacuum all interior stairways (excluding emergency exit stairways) and landings (if applicable).
•	Dust all surfaces up to 7 feet

Monthly Services

•	Dust ceiling vents, air diffusers and surfaces above 7 feet.

EXIT STAIRWELLS

•	Sweep and spot mop weekly or upon request.

Quarterly Services

•	Clean/Shampoo common area multi tenant carpeted areas outside office space within common hallways

JANITORIAL ITEMS/AREAS

Nightly Services (Five (5) nights per week)

•	Keep janitorial rooms in a clean, neat and orderly condition.

All terms and conditions of the Services Contract to which this is attached are deemed incorporated and made a part hereof.

•	Maintain all janitorial carts and equipments in safe and clean condition.

FITNESS CENTER (if applicable) (will break out coat as separate bid)

Nightly Services

•	Vacuum all exposed carpeted floors.
•	Spot clean all mirrors and walls.
•	Spray and disinfect fitness center equipment nightly.

Weekly Services

•	Edge vacuum all carpeted areas, as needed.
•	Dust all ledges, as needed.
•	Clean mirrors completely.
•	Stock supplies and towels.

LOCKER ROOMS (if applicable)

Nightly Services (Five (5) nights per week)

•	Perform complete building restroom cleaning specifications to restroom and locker room areas.
•	Clean and disinfect showers completely, including walls, doors, floors, and floor drains.
•	Replace shower curtains/liners as needed to maintain a neat and clean appearance.

LOADING DOCK, VAN PARKING AREAS, TRASH RECYCLING AREAS

•	Empty and reline all waste receptacles.
•	Sweep ramps, loading bays and parking areas for trash and cigarette butts and dust to 7 feet as needed.

GENERAL BUILDING COMMON AREA SERVICES

Nightly Service (Five (5) nights per week)

•	Spot clean and restock supplies as needed in all janitorial service closets.
•	Pick up and compact all recycle trash, including boxes in accordance with tenants recycle specifications.
•	Vacuum all garage lobbies and elevator carpets.

All terms and conditions of the Services Contract to which this is attached are deemed incorporated and made a part hereof.

EXHIBIT J

BAYHILL OFFICE CENTER

BAYHILL 6

SAN BRUNO, CALIFORNIA

APPROVED SPACE PLANS

EXHIBIT J

EXHIBIT J

BAYHILL OFFICE CENTER

BAYHILL 6

SAN BRUNO, CALIFORNIA

APPROVED SPACE PLANS

EXHIBIT J

EXHIBIT J

BAYHILL OFFICE CENTER

BAYHILL 6

SAN BRUNO, CALIFORNIA

APPROVED SPACE PLANS

EXHIBIT J

EXHIBIT K

BAYHILL OFFICE CENTER

BAYHILL 6

SAN BRUNO, CALIFORNIA

LOCATION OF TENANT’S SIGNAGE

EXHIBIT K

EXHIBIT K

BAYHILL OFFICE CENTER

BAYHILL 6

SAN BRUNO, CALIFORNIA

LOCATION OF TENANT’S SIGNAGE

POSSIBLE 2ND BLDG TOP
SIGNAGE LOCATION
A
1ST BLDG TOP
SIGNAGE LOCATION

EXHIBIT K